LOAN AGREEMENT

THIS LOAN AGREEMENT (this "Agreement") is made as of December 31, 2002 (the "Closing Date"), by and between GE CAPITAL FRANCHISE FINANCE CORPORATION, a Delaware corporation ("Lender"), and ROMACORP, INC., a Delaware corporation ("Borrower").

AGREEMENT:

In consideration of the mutual covenants and provisions of this Agreement, the parties agree as follows:

1. Definitions. The following terms shall have the following meanings for all purposes of this Agreement:

"ADA" means the Americans with Disabilities Act of 1990, as such act may be amended from time to time.

"Advance" or "Advances" means, as the context may require, individually and collectively, the Revolving Loan Advances and Senior Note Advances made in accordance with Section 2.

"Affiliate" means any Person which directly or indirectly controls, is under common control with, or is controlled by any other Person. For purposes of this definition, "controls", "under common control with" and "controlled by" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or otherwise.

"Applicable Regulations" means all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders and approvals of each Governmental Authority having jurisdiction over the Premises, including, without limitation, all health, building, fire, safety and other codes, ordinances and requirements, all applicable standards of the National Board of Fire Underwriters and the ADA and all policies or rules of common law, in each case, as amended, and any judicial or administrative interpretation thereof, including any judicial order, consent, decree or judgment applicable to any of the Borrower Parties.

"Anti-Money Laundering Laws" means all applicable laws, regulations and government guidance on the prevention and detection of money laundering, including 18 U.S.C. Section 1956 and 1957, and the BSA.

"Borrower Parties" means, collectively, Borrower and the Guarantors of the Loan (including, in each case, any predecessors-in-interest).

"Business Day" means any day on which Lender is open for business other than a Saturday, Sunday or a legal holiday, ending at 5:00 P.M. Phoenix, Arizona time.

"BSA" means the Bank Secrecy Act (31 U.S.C. Section 5311 et. seq.), and its implementing regulations, Title 31 Part 103 of the U.S. Code of Federal Regulations.

"Change of Control" means a change in control of the Borrower, including, without limitation, a change in control resulting from direct or indirect transfers of voting stock or partnership, membership or other ownership interests, whether in one or a series of transactions provided that such transfers between Sentinel Capital Partners and its Affiliates shall not constitute a Change of Control. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Borrower and a Change of Control will occur if any of the following occur: (i) any merger or consolidation by the Borrower with or into any other entity other than a merger of the Borrower and another entity, the sole purpose of which is to change the Borrower's state of incorporation; or (ii) if any "Person" as defined in Section 3(a)(9) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), other than Sentinel Capital Partners or its Affiliates and as used in Section 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) of the Exchange Act, subsequent to the Closing, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), of securities of the Borrower representing 50% or more of the combined voting power of Borrower's then outstanding securities (other than indirectly as a result of the redemption by the Borrower of its securities).

"Closing" means the disbursement of the Initial Advance by Title Company as contemplated by this Agreement.

"Code" means Title 11 of the United States Code, 11 U.S.C. Sec. 101 et seq., as amended.

"Declining Maximum Loan Amount" has the meaning set forth in the Note.

"Default Rate" has the meaning set forth in the Note.

"EBITDA" has the meaning set forth in Section 6.N.

"Entity" means any entity that is not a natural person.

"Environmental Condition" means any condition with respect to soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air and any other environmental medium comprising or surrounding any of the Premises, whether or not yet discovered, which would reasonably be expected to or does result in any damage, loss, cost, expense, claim, demand, order or liability to or against any of the Borrower Parties or Lender by any third party (including, without limitation, any Governmental Authority), including, without limitation, any condition resulting from the operation of business at any of the Premises and/or the operation of the business of any other property owner or operator in the vicinity of the Premises and/or any activity or operation formerly conducted by any person or entity on or off any of the Premises.

"Environmental Indemnity Agreement" means the environmental indemnity agreement dated as of the date of this Agreement executed by Borrower for the benefit of the Indemnified Parties and such other parties as are identified in such agreement with respect to the Premises, as the same may be amended from time to time.

"Environmental Laws" means any present and future federal, state and local laws, statutes, ordinances, rules, regulations, orders, injunctions and decrees of Governmental Authorities and common law, relating to Hazardous Materials or USTs and/or the protection of human health or the environment by reason of a Release or a Threatened Release of Hazardous Materials or relating to liability for or costs of Remediation or prevention of Releases. "Environmental Laws" includes, but is not limited to, the following statutes, as amended, any successor thereto, and any legally binding regulations, rulings, orders or decrees promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations, orders, injunctions and decrees of Governmental Authorities: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 5101 et seq.; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to USTs), 42 U.S.C. Section 6901 et seq.; the Clean Water Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 7401 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136 et seq.; the Endangered Species Act, 16 U.S.C. Section 1531 et seq. and the National Environmental Policy Act, 42 U.S.C. Section 4321 et seq. "Environmental Laws" also includes, but is not limited to, any present and future federal, state and local laws, statutes, ordinances, rules, regulations, orders, injunctions and decrees of Governmental Authorities and common law: conditioning transfer of property upon a negative declaration or other approval of a Governmental Authority of the environmental condition of the property; requiring notification or disclosure of Releases or other environmental condition of any of the Premises to any Governmental Authority or other person or entity, whether or not in connection with transfer of title to or interest in property; imposing conditions or requirements relating to Hazardous Materials in connection with permits or other authorizations required by Governmental Authorities; relating to the handling and disposal of Hazardous Materials; relating to nuisance, trespass or other causes of action related to Hazardous Materials; and relating to wrongful death, personal injury, or property or other damage in connection with the physical condition or use of any of the Premises by reason of the presence of Hazardous Materials in, on, under or above any of the Premises.

"Environmental Lien" has the meaning set forth in Section 5.K(9).

"Equipment" means the equipment, trade fixtures, furniture, furnishings, appliances and other tangible personal property owned by Borrower Parties and located at the Space Leased Premises and the Premises (but excluding beverage and oil filtration equipment).

"Equipment Security Agreement" means the Equipment Security Agreement dated as of the date of this Agreement between Lender and Borrower, as the same may be amended from time to time, granting Lender a security interest in the Equipment located at the Space Leased Premises.

"Event of Default" has the meaning set forth in Section 9.

"Fee" means an underwriting, valuation and processing fee equal to $250,000.00.

"Fee Premises" means the parcel or parcels of real estate owned in fee by Borrower, corresponding to the FFC File Numbers and addresses identified on Schedule I attached hereto, together with all rights, privileges and appurtenances associated therewith and all buildings, fixtures and other improvements located thereon.

"Franchise Agreements" has the meaning set forth in the Franchise Security Agreement.

"Franchise Security Agreement" means, collectively, the Franchise Security Agreements dated as of the date of this Agreement between each of the Guarantors and Lender, as the same may be amended from time to time, granting Lender a security interest in all Royalty Payments payable to Guarantors pursuant to the Franchise Agreements.

"Funded Debt" has the meaning set forth in Section 6.N.

"GAAP" means generally accepted accounting principles consistently applied.

"Governmental Authority" means any governmental authority, agency, department, commission, bureau, board, instrumentality, court or quasi-governmental authority having jurisdiction or supervisory or regulatory authority over any of the Premises or any of the Borrower Parties.

"Ground Lease Default" has the meaning set forth in Section 9.A(7).

"Ground Lease Estoppel Certificate and Consents" has the meaning set forth in Section 4.H.

"Ground Lease Release Prepayment" has the meaning set forth in Section 9.A(7).

"Ground Leased Premises" means those parcels of real estate in which Borrower has a leasehold interest in the land and, subject to the terms of the Ground Lease, owns fee title to the buildings and improvements thereon, corresponding to the FFC File Numbers and addresses identified on Schedule II hereto, together with all rights and privileges of Borrower and appurtenances associated therewith and all buildings, fixtures and improvements located thereon.

"Ground Leases" means, collectively, those ground leases relating to the Ground Leased Premises and all modifications, amendments and supplements thereto disclosed in the Ground Lease Estoppel Certificate and Consents delivered with respect thereto, and all modifications, amendments and supplements consented to by Lender pursuant to the terms of the Mortgages.

"Ground Lessors" means the lessors under the Ground Leases.

"Guarantors" means Roma Systems, Inc. and Roma Franchise Corporation.

"Guaranty" or "Guaranties" means, as the context may require, the unconditional guaranty of payment and performance dated as of the date of this Agreement, executed by each of the Guarantors for the benefit of Lender with respect to the Loan or the unconditional guaranties of payment and performance dated as of the date of this Agreement, executed by the Guarantors for the benefit of Lender with respect to the Loan, as the same may be amended from time to time.

"Hazardous Materials" means (a) any toxic substance or hazardous waste, substance, solid waste or related material, or any pollutant or contaminant; (b) radon gas, asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment containing dielectric fluid having levels of polychlorinated biphenyls in excess of applicable standards established by any Governmental Authority, or any petroleum product or additive; (c) any substance, gas, material or chemical which is now or hereafter defined as or included in the definition of "hazardous substances," "toxic substances," "hazardous materials," "hazardous wastes," "regulated substances" or words of similar meaning and effect under any Environmental Laws; and (d) any other chemical, material, gas or substance the exposure to or release of which is prohibited, limited or regulated by any Governmental Authority that asserts or may assert jurisdiction over any of the Premises or the operations or activity at any of the Premises.

"Indemnified Parties" means Lender, the trustees under the Mortgages, if applicable, and any person or entity who is or will have been involved in the origination of the Loan, any person or entity who is or will have been involved in the servicing of the Loan, any person or entity in whose name the encumbrance created by any of the Mortgages is or will have been recorded, persons and entities who may hold or acquire or will have held a full or partial interest in the Loan (including, but not limited to, investors or prospective investors in any Securitization, Participation or Transfer, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan for the benefits of third parties), as well as the respective directors, officers, shareholders, partners, members, employees, lenders, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including, but not limited to, any other person or entity who holds or acquires or will have held a participation or other full or partial interest in any of the Loan or any of the Premises, whether during the term of the Loan or as a part of or following a foreclosure of the Loan and including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of Lender's assets and business).

"Indemnity Agreements" means all indemnity agreements executed for the benefit of any of the Borrower Parties or any prior owner, lessee or occupant of the Premises in connection with Hazardous Materials, including, without limitation, the right to receive payments under such indemnity agreements.

"Initial Advance" has the meaning provided in Section 2 hereof.

"Landlord Consents" means, collectively, those Landlord's Agreements Regarding Equipment executed by the landlords under the Space Leases in favor of Lender.

"Lease Release Prepayments" means collectively all Ground Lease Release Prepayments and Space Lease Release Prepayments made by Borrower.

"Lender Entities" means, collectively, Lender (including any predecessor-in-interest to Lender) and any Affiliate of Lender (including any Affiliate of any predecessor-in-interest to Lender).

"Loan" means, collectively, the Revolving Loan Advances and the Senior Note Advances.

"Loan Amount" means, as the context may require, the maximum amount of the Loan, as evidenced by the Note and as set forth in Section 2.

"Loan Documents" means, collectively, this Agreement, the Note, the Mortgages, the Environmental Indemnity Agreement, the Equipment Security Agreement, the Franchise Security Agreement, the UCC-1 Financing Statements, the Guaranties, the Post-Closing Agreement and all other documents, instruments and agreements executed in connection therewith or contemplated thereby, as the same may be amended from time to time.

"Loan Pool" means:

(i)    in the context of a Securitization, any pool or group of loans that are a part of such Securitization;

(ii)   in the context of a Transfer, all loans which are sold, transferred or assigned to the same transferee; and

(iii)  in the context of a Participation, all loans as to which participating interests are granted to the same participant.

"Material Adverse Effect" means a material adverse effect on (i) the financial condition, operations, assets, business or property of the Borrower and its subsidiaries, taken as a whole, (ii) the use of any of the Premises as a Permitted Concept or (iii) Borrower's ability to perform its obligations under the Loan Documents.

"Maturity Date" has the meaning set forth in the Note.

"Minimum Release Ratios" has the meaning set forth in Section 12.

"Mortgage" or "Mortgages" means, as the context may require, the deed of trust or mortgage dated as of the date of this Agreement executed by Borrower for the benefit of Lender with respect to a Premises or the deeds of trust or mortgages dated as of the date of this Agreement executed by Borrower for the benefit of Lender with respect to all of the Premises, as the same may be amended from time to time. A Mortgage has been executed for each Premises.

"Net Sale Proceeds" means the gross selling price of the Premises or Space Leased Premises and Equipment located thereon that is the subject of the Premises/Equipment Transfer less all reasonable and customary costs and expenses incurred by Borrower in connection with the Premises/Equipment Transfer, including, without limitation, reasonable attorneys' fees and costs, commissions, transfer fees and taxes payable by Borrower and title, escrow and recording fees and costs payable by Borrower.

"Note" means the promissory note dated as of the date of this Agreement executed by Borrower in favor of Lender evidencing the Loan, as the same may be amended, restated and/or substituted from time to time.

"Obligations" has the meaning set forth in the Mortgages.

"OFAC Laws and Regulations" means Executive Order 13224 issued by the President of the United States of America, the Terrorism Sanctions Regulations (Title 31 Part 595 of the U.S. Code of Federal Regulations), the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the U.S. Code of Federal Regulations), the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the U.S. Code of Federal Regulations), and the Cuban Assets Control Regulations (Title 31 Part 515 of the U.S. Code of Federal Regulations), and all other present and future federal, state and local laws, ordinances, regulations, policies, lists (including, without limitation, the Specially Designated Nationals and Blocked Persons List) and any other requirements of any Governmental Authority (including, without limitation, the United States Department of the Treasury Office of Foreign Assets Control) addressing, relating to, or attempting to eliminate, terrorist acts and acts of war, each as hereafter supplemented, amended or modified from time to time, and the present and future rules, regulations and guidance documents promulgated under any of the foregoing, or under similar laws, ordinances, regulations, policies or requirements of other states or localities.

"Other Agreements" means, collectively, all agreements and instruments between, among or by (1) any of the Borrower Parties and/or any controlled Affiliate of any of the Borrower Parties (including any controlled Affiliate of any predecessor-in-interest to any of the Borrower Parties), and (2) any of the Lender Entities, including, without limitation, promissory notes and guaranties; provided, however, the term "Other Agreements" shall not include the agreements and instruments defined as the Loan Documents.

"Participation" means one or more grants by Lender or any of the other Lender Entities to a third party of a participating interest in notes evidencing obligations to repay secured or unsecured loans owned by Lender or any of the other Lender Entities or any or all servicing rights with respect thereto.

"Permitted Amounts" means, with respect to any given level of Hazardous Materials, that level or quantity of Hazardous Materials in any form or combination of forms the presence, use, storage, release or handling of which does not constitute a violation of, or give rise to a remedial obligation under, any Environmental Laws and is customarily employed in the ordinary course of, or associated with, similar businesses to the businesses operated at the Premises.

"Permitted Concept" means a Tony Roma's restaurant or any other nationally or regionally recognized restaurant approved by Lender in its reasonable discretion.

"Permitted Exceptions" means (a) real estate taxes, assessments and other governmental levies, fees or charges imposed with respect to such Premises which are not due and payable as of the date of the Closing or which are being contested by appropriate proceedings; (b) mechanics liens and similar liens for labor, materials or supplies provided with respect to such Premises incurred in the ordinary course of business for amounts which are not delinquent and which would not, individually or in the aggregate, have a Material Adverse Effect or which are being contested by appropriate proceedings; (c) zoning, building codes and other land use laws regulating the use or occupancy applicable to a Premises or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over a Premises which are not violated by the current use or occupancy of a Premises or the operation of the Permitted Concept, or any violation which would not have a Material Adverse Effect; (d) easements, covenants, conditions, restrictions and other similar matters affecting title to a Premises and other title defects which do not or would not materially impair the use or occupancy of a Premises or the operation of the Permitted Concept; and (e) in the case of each Ground Leased Premises, the Ground Leases.

"Permitted Liens" means (a) liens under the Loan Documents or otherwise arising in favor of Lender, (b) (i) statutory liens of landlords (provided that any such landlord has executed either a Landlord Consent or Ground Lease Estoppel Certificate and Consent, as applicable), (ii) statutory liens of carriers, warehousemen, mechanics and/or materialmen, and (iii) other liens imposed by law or that arise by operation of law in the ordinary course of business from the date of creation thereof, in each case only for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by Borrower in accordance with GAAP to the satisfaction of Lender in its reasonable discretion, (c) liens incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Debt), statutory obligations and other similar obligations, (d) purchase money liens in connection with the purchase by any Borrower Party of equipment (other than the Equipment, any Substitute Equipment or any replacements thereof) in the normal course of business, (e) judgment Liens so long as they and/or the judgment they are securing do not constitute or result in an Event of Default, (f) any right of set-off granted in favor of any financial institution in respect of deposit accounts opened and maintained in the ordinary course of business, and (g) any interest or title of a lessor or sublessor in respect of assets owned by such lessor or licensor and leased by or licensed to Borrower.

"Person" means any individual, corporation, partnership, limited liability company, trust, unincorporated organization, Governmental Authority or any other form of entity.

"Post-Closing Agreement" means the Post-Closing Agreement dated as of the date of this Agreement executed by Borrower for the benefit of Lender.

"Post-Unsecured Debt Corporate Fixed Charge Coverage Ratio" has the meaning set forth in Section 6.M.

"Premises" means, collectively, Ground Leased Premises and Fee Premises, together with all of Borrower's rights and privileges and all appurtenances associated therewith and all buildings, fixtures and other improvements now or hereafter located thereon (whether or not affixed to such real estate). As used herein, the term "Premises" shall mean either a singular property or all of the properties collectively, as the context may require.

"Premises/Equipment Transfer" has the meaning set forth in Section 12.

"Pre-Unsecured Debt Corporate Fixed Charge Coverage Ratio" has the meaning set forth in Section 6.L.

"Questionnaires" means the environmental questionnaires completed on behalf of the Borrower Parties with respect to the Premises and submitted to Lender in connection with the issuance of the Loan.

"Release" means any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials.

"Release Cap" has the meaning set forth in Section 12.

"Remediation" means any response, remedial, removal, or corrective action, any activity to clean up, detoxify, decontaminate, contain or otherwise remediate any Hazardous Materials required by any Environmental Law or any Governmental Authority, any actions to prevent, cure or mitigate any Release or any action to comply with any Environmental Laws or with any permits issued pursuant thereto and any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or any evaluation relating to any Hazardous Materials conducted in connection with any of the foregoing activities.

"Restoration" has the meaning set forth in the Mortgages.

"Revolving Loan Advances" has the meaning set forth in Section 2.A.

"Royalty Payments" means all payments, revenues, profits, income and royalties payable to Borrower Parties under the Franchise Agreements.

"Securitization" means one or more sales, dispositions, transfers or assignments by Lender or any of the other Lender Entities to a special purpose corporation, trust or other entity identified by Lender or any of the other Lender Entities of notes evidencing obligations to repay secured or unsecured loans owned by Lender or any of the other Lender Entities (and, to the extent applicable, the subsequent sale, transfer or assignment of such notes to another special purpose corporation, trust or other entity identified by Lender or any of the other Lender Entities), and the issuance of bonds, certificates, notes or other instruments evidencing interests in pools of such loans, whether in connection with a permanent asset securitization or a sale of loans in anticipation of a permanent asset securitization. Each Securitization shall be undertaken in accordance with all requirements which may be imposed by the investors or the rating agencies involved in each such sale, disposition, transfer or assignment or which may be imposed by applicable securities, tax or other laws or regulations.

"Senior Notes" means the unsecured 12% senior notes due 2006 of Borrower, existing on the date of this Agreement.

"Senior Note Advances" has the meaning set forth in Section 2.B.

"Space Leases" means those leases relating to the Space Leased Premises and all modifications, amendments and supplements thereto disclosed in the Landlord Consents delivered with respect thereto, as may be amended or supplemented from time to time.

"Space Lease Default" has the meaning set forth in Section 9.A(8).

"Space Lease Release Prepayment" has the meaning set forth in Section 9.A(8).

"Space Leased Premises" means those parcels of real estate in which Borrower owns a leasehold interest in the land and improvements thereon, corresponding to FFC File Numbers and addresses identified on Schedule III hereto.

"Substitute Documents" has the meaning set forth in Section 11.

"Substitute Equipment" has the meaning set forth in Section 11.

"Substitute Premises" means one or more parcels of real estate substituted for a Premises or Space Leased Premises in accordance with the requirements of Section 11. If the Substitute Premises is substituted for a Premises, then the Substitute Premises shall include all rights, privileges and appurtenances associated therewith and all buildings, fixtures and other improvements located thereon (whether or not affixed to such real estate). For purposes of clarity, where two or more parcels of real estate comprise a Substitute Premises, such parcels or interests shall be aggregated and deemed to constitute the Substitute Premises for all purposes of this Agreement.

"Terrorism Laws" means Executive Order 13224 issued by the President of the United States of America, the Terrorism Sanctions Regulations (Title 31 Part 595 of the U.S. Code of Federal Regulations), the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the U.S. Code of Federal Regulations), and the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the U.S. Code of Federal Regulations), and all other applicable federal, state and local laws, ordinances, regulations, policies and any other requirements of any Governmental Authority (including, without limitation, the United States Department of the Treasury Office of Foreign Assets Control) addressing, relating to, or attempting to eliminate, terrorist acts and acts of war, each as hereafter supplemented, amended or modified from time to time, and the applicable rules, regulations and guidance documents promulgated under any of the foregoing, or under similar laws, ordinances, regulations, policies or requirements of other states or localities.

"Threatened Release" means a substantial likelihood of a Release which requires action to prevent or mitigate damage to the soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air or any other environmental medium comprising or surrounding any of the Premises which may result from such Release.

"Title Company" means Lawyers Title Insurance Corporation.

"Transfer" means one or more sales, transfers or assignments by Lender or any of the other Lender Entities to a third party of notes evidencing obligations to repay secured or unsecured loans owned by Lender or any of the other Lender Entities or any or all servicing rights with respect thereto.

"Transfer Release Prepayments" has the meaning set forth in Section 12.

"UCC-1 Financing Statements" means such UCC-1 Financing Statements as Lender shall file with respect to the transactions contemplated by this Agreement.

"U.S. Publicly-Traded Entity" is an Entity whose securities are: (i) listed on a national securities exchange; (ii) quoted on an automated quotation system in the U.S.; or (iii) at least 50% held by institutional investors (including Sentinel Capital Partners), qualified institutional buyers or regulated investment companies, or a wholly-owned subsidiary of such an Entity.

2.        Transactions.

A. On the terms and subject to the conditions set forth in this Section 2, Lender shall make Advances to Borrower from time to time from the Closing until the Business Day immediately preceding the Maturity Date in an aggregate amount up to, but not exceeding, the lesser of (i) the Declining Maximum Loan Amount minus the sum of all Senior Note Advances (as defined below) actually made, whether or not repaid, or (ii) $20,000,000 (the "Revolving Loan Advances"). At the Closing, Lender shall make an initial Advance of the Revolving Loan Advances under this Section 2.A. in the amount of $20,000,000 (the "Initial Advance"). Subject to the limitations of Section 2 and the other terms and conditions of the Loan Documents, Borrower may repay, borrow and reborrow the maximum aggregate amount of the Revolving Loan Advances permitted under this Section 2.A. from the Closing until the Business Day immediately preceding the Maturity Date.

B. At any time prior to January 1, 2004, at Borrower's written request, Lender shall make additional Advances in an aggregate amount of up to, but not exceeding, $5,000,000 (collectively, the "Senior Note Advances"). The Senior Note Advances may be requested and shall be used by Borrower solely for the repayment of the Senior Notes, and, unless otherwise approved by Lender, the Senior Note Advances shall be paid directly or through the use of an escrow agent to the holder of the Senior Notes.

C. The Revolving Loan Advances and the Senior Note Advances will be evidenced by the Note and secured by the Mortgages, the Equipment Security Agreement, and the Franchise Security Agreement. Borrower shall repay the outstanding principal amount of the Revolving Loan Advances and the Senior Note Advances together with interest thereon in the manner and in accordance with the terms and conditions of the Note and the other Loan Documents.

D. Lender shall have no obligation to make an Advance (i) so long as an Event of Default or any event or condition that, with the giving of notice, the passage of time, or both, would constitute an Event of Default under any of the Loan Documents has occurred and is continuing or (ii) if Lender has accelerated the maturity of the Note as the result of an Event of Default. All of the representations and warranties set forth in Section 5 shall be true, correct and complete in all material respects as of the date of each Advance (except for those representations and warranties made as of a specific date, other than the date of the Advance), as if restated as of such date, and Borrower shall be in compliance with each of the covenants set forth in Section 6 as of the date of each Advance.

E. Each Advance shall be made in cash or otherwise immediately available funds subject to any prorations and adjustments required by this Agreement.

F. Borrower shall give Lender at least thirty (30) days' prior written notice of each Advance (other than the Initial Advance) and shall provide a compliance certificate to Lender, in a form to be provided by Lender, in order to establish that Borrower is in compliance with all of its obligations, duties and covenants under the Loan Documents. Each Advance shall be in an amount not less than $50,000 in an integral multiple of $10,000. Advances shall be made no more frequently than 2 times per calendar month.

3. Escrow Agent. Borrower and Lender hereby agree to employ Title Company to act as escrow agent in connection with the transactions described in this Agreement. Borrower and Lender will deliver to Title Company all documents, pay to Title Company all sums and do or cause to be done all other things necessary or required by this Agreement, in the reasonable judgment of Title Company, to enable Title Company to comply herewith and to enable any title insurance policy provided for herein to be issued. Title Company shall not cause the transaction to close unless and until it has received written instructions from Lender and Borrower to do so. Title Company is authorized to pay, from any funds held by it for Lender's or Borrower's respective credit all charges and obligations payable by them, respectively. Borrower will pay all reasonable charges payable by it to Title Company. Title Company is authorized, in the event any conflicting demand is made upon it concerning these instructions or the escrow, at its election, to hold any documents and/or funds deposited hereunder until an action shall be brought in a court of competent jurisdiction to determine the rights of Borrower and Lender or to interplead such documents and/or funds in an action brought in any such court. Deposit by Title Company of such documents and funds, after deducting therefrom its reasonable charges and its reasonable expenses and reasonable attorneys' fees incurred in connection with any such court action, shall relieve Title Company of all further liability and responsibility for such documents and funds. Title Company's receipt of this Agreement and opening of an escrow pursuant to this Agreement shall be deemed to constitute conclusive evidence of Title Company's agreement to be bound by the terms and conditions of this Agreement pertaining to Title Company. Disbursement of any funds shall be made by check, certified check or wire transfer, as directed by Borrower and Lender. Title Company shall be under no obligation to disburse any funds represented by check or draft, and no check or draft shall be payment to Title Company in compliance with any of the requirements hereof, until it is advised by the bank in which such check or draft is deposited that such check or draft has been honored. Title Company is authorized to act upon any statement furnished by the holder or payee, or a collection agent for the holder or payee, of any lien on or charge or assessment in connection with the Premises, concerning the amount of such charge or assessment or the amount secured by such lien, without liability or responsibility for the accuracy of such statement. The employment of Title Company as escrow agent shall not affect any rights of subrogation under the terms of any title insurance policy issued pursuant to the provisions thereof.

4. Closing Conditions. The obligation of Lender to consummate the transactions contemplated by this Agreement is subject to the fulfillment or waiver of each of the following conditions:

A. Title Insurance Commitments. Lender shall have received for each of the Premises a preliminary title report and irrevocable commitment to insure title in the amount of the Loan relating to such Premises, by means of a mortgagee's, ALTA extended coverage policy of title insurance (or its equivalent, in the event such form is not issued in the jurisdiction where the Premises is located) issued by Title Company showing Borrower vested with good and marketable fee or leasehold title, as the case may be, in the real property comprising such Premises, committing to insure Lender's first priority lien upon and security interest in such real property subject only to Permitted Exceptions, and containing such endorsements as Lender may reasonably require.

B. Survey. Lender shall have received a current ALTA survey of each of the Premises or its equivalent, the form and substance of which shall be satisfactory to Lender in its reasonable discretion. Lender shall have obtained a flood certificate indicating that the location of each of the Premises is not within the 100-year flood plain or identified as a special flood hazard area as defined by the Federal Emergency Management Agency, or if any Premises is in such a flood plain or special flood hazard area, Borrower shall have provided Lender with evidence of flood insurance maintained on such Premises in amounts and on terms and conditions reasonably satisfactory to Lender.

C. Environmental. Lender shall have completed such environmental due diligence of each of the Premises as it deems necessary or advisable in its sole discretion, including, without limitation, receiving an Environmental Policy with respect to each of the Premises, and Lender shall have approved the environmental condition of each of the Premises in its reasonable discretion.

D. Compliance With Representations, Warranties and Covenants. All of the representations and warranties set forth in Section 5 shall be true, correct and complete in all material respects as of the Closing Date, and Borrower shall be in compliance in all material respects with each of the covenants set forth in Section 6 as of the Closing Date. No event shall have occurred or condition shall exist or information shall have been disclosed by Borrower or discovered by Lender which has had or would be reasonably likely to have a material adverse effect on the Premises or Equipment, any of the Borrower Parties or Lender's willingness to consummate the transaction contemplated by this Agreement.

E. Proof of Insurance. Borrower shall have delivered to Lender certificates of insurance and copies of insurance policies showing that all insurance required by the Loan Documents and providing coverage and limits reasonably satisfactory to Lender are in full force and effect.

F. Legal Opinions. Borrower shall have delivered to Lender such legal opinions as Lender may reasonably require all in form and substance reasonably satisfactory to Lender and its counsel.

G. Fee and Closing Costs. At or prior to the Closing, Borrower shall have paid the Fee to Lender and shall have paid all costs Borrower is required to pay pursuant to the Loan Documents and the Commitment Letter, dated November 18, 2002, including, without limitation, the cost of title insurance premiums and all endorsements reasonably required by Lender, survey charges, UCC and litigation search charges, the attorneys' fees of Borrower, reasonable attorneys' fees and expenses of Lender, reasonable cost of the environmental due diligence undertaken pursuant to Section 4.C, including, without limitation, Lender's site and equipment inspection costs and fees, stamp taxes, mortgage taxes, transfer fees, escrow, filing and recording fees and UCC filing and recording fees (including preparation, filing and recording fees for UCC continuation statements). Borrower shall have also paid all real and personal property and other applicable taxes and assessments and other charges relating to the Premises or Equipment which are due and payable on or prior to the Closing Date as well as taxes and assessments due and payable subsequent to the Closing Date but which Title Company requires to be paid at Closing as a condition to the issuance of the title insurance policy described in Section 4.A.

H. Ground Leases. Each of the Ground Leases shall be in full force and effect and Borrower shall be entitled to occupy the Ground Leased Premises corresponding thereto. Lender shall have approved each Ground Lease in its reasonable discretion and Borrower shall have delivered to Lender an estoppel certificate and consent from each Ground Lessor, the form and substance of which shall be reasonably satisfactory to Lender in its reasonable discretion (the "Ground Lease Estoppel Certificate and Consents"). Borrower shall have provided Lender with a recorded copy (or executed original in recordable form) of a memorandum of ground lease for each Ground Leased Premises. If any mortgages or deeds of trust (or other similar security agreements) encumber fee simple title to any Ground Leased Premises, the holders of such instruments shall have delivered nondisturbance agreements in favor of Borrower and Lender with respect to the corresponding Ground Leases in form and substance acceptable to Lender in its reasonable discretion.

I. Space Leases. Each of the Space Leases shall be in full force and effect and Borrower shall be entitled to occupy the Space Leased Premises corresponding thereto. Lender shall have approved each of the Space Leases in its reasonable discretion and Borrower shall have delivered to Lender a Landlord Consent from each landlord under a Space Lease, the form and substance of which shall be satisfactory to Lender in its reasonable discretion.

J. Closing Documents. At or prior to the Closing Date, Lender and/or the Borrower Parties, as may be appropriate, shall have executed and delivered or shall have caused to be executed and delivered to Lender, or as Lender may otherwise direct, the Loan Documents and such other documents, payments, instruments and certificates, as Lender may reasonably require in form reasonably acceptable to Lender.

Upon fulfillment or waiver of all of the above conditions, Lender shall deposit funds necessary to close this transaction with the Title Company and this transaction shall close in accordance with the terms and conditions of this Agreement.

5. Representations and Warranties of Borrower. The representations and warranties of Borrower contained in this Section are being made by Borrower as of the Closing Date to induce Lender to enter into this Agreement and consummate the transactions contemplated herein and shall survive the Closing. Borrower represents and warrants to Lender as follows:

A. Financial Information. Borrower has delivered to Lender certain financial statements and other information concerning the Borrower Parties in connection with the transaction described in this Agreement (collectively, the "Financial Information"). The Financial Information is true, correct and complete in all material respects as of the date such Financial Information was prepared; there have been no amendments to the Financial Information since the date such Financial Information was prepared or delivered to Lender. Borrower understands that Lender is relying upon the Financial Information and Borrower represents that such reliance is reasonable. All financial statements included in the Financial Information were prepared in accordance with GAAP and fairly present as of the date of such financial statements the financial condition of each entity to which they pertain. No change has occurred with respect to the financial condition of any of the Borrower Parties and/or the Premises as reflected in the Financial Information which has not been disclosed in writing to Lender and has had, or would reasonably be expected to result in, a Material Adverse Effect.

B. Organization and Authority. Each of the Borrower Parties, as applicable, is duly organized or formed, validly existing and in good standing under the laws of its state of incorporation or formation. Borrower is qualified as a foreign corporation, partnership or limited liability company, as applicable, to do business in each state where the Premises are located, and each of the Borrower Parties is qualified as a foreign corporation, partnership or limited liability company, as applicable, to do business in any other jurisdiction where the failure to be qualified would reasonably be expected to result in a Material Adverse Effect. All necessary action has been taken to authorize the execution, delivery and performance by the Borrower Parties of this Agreement and the other Loan Documents. The person(s) who have executed this Agreement on behalf of Borrower are duly authorized so to do. Borrower is not a "foreign corporation", "foreign partnership", "foreign trust", "foreign estate" or "foreign person" (as those terms are defined by the Internal Revenue Code of 1986, as amended). Borrower's U.S. Federal Tax Identification number, Organization Identification number and principal place of business are correctly set forth on the signature page of this Agreement. To the best of Borrower's knowledge, none of the Borrower Parties is an entity whose property or interests are subject to being blocked under any of the OFAC Laws and Regulations or is otherwise in violation of any of the OFAC Laws and Regulations; provided, however, the representation contained in this sentence shall not apply to any Person to the extent such Person's interest is in or through a U.S. Publicly-Traded Entity.

C. Enforceability of Documents. Upon execution by the Borrower Parties, this Agreement and the other Loan Documents shall constitute the legal, valid and binding obligations of the Borrower Parties, respectively, enforceable against the Borrower Parties in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, liquidation, reorganization and other laws affecting the rights of creditors generally and general principles of equity.

D. Litigation. There are no suits, actions, proceedings or investigations pending, or to the best of its knowledge, threatened against or involving the Borrower Parties or any of the Premises, Equipment or Royalty Payments before any arbitrator or Governmental Authority, except for such suits, actions, proceedings or investigations which, individually or in the aggregate, have not had, and would not reasonably be expected to result in, a Material Adverse Effect.

E. Absence of Breaches or Defaults. The Borrower Parties are not, and the authorization, execution, delivery and performance of this Agreement and the other Loan Documents will not result, in any breach or default under any other document, instrument or agreement to which any of the Borrower Parties is a party or by which any of the Borrower Parties, any of the Premises, Equipment, Royalty Payments or any of the property of any of the Borrower Parties is subject or bound, except in each case for such breaches or defaults which, individually or in the aggregate, have not had, and would not reasonably be expected to result in, a Material Adverse Effect. The authorization, execution, delivery and performance of this Agreement and the other Loan Documents will not violate any applicable law, statute, regulation, rule, ordinance, code, rule or order. Except as set forth on Schedule 5.E, neither the Premises, the Equipment nor the Royalty Payments are subject to any right of first refusal, right of first offer or option to purchase or lease granted to a third party.

F. Utilities. Public utilities customary for a business engaged in activities similar to those of Borrower are available at each of the Premises to permit utilization of each of the Premises as a Permitted Concept and all utility connection fees and use charges will have been paid in full prior to delinquency except for such delinquencies, that, individually or in the aggregate, have not had or would not reasonably expect to result in a Material Adverse Effect.

G. Zoning; Compliance With Laws. Each of the Premises is in compliance with all applicable zoning requirements, and the use of each of the Premises as a Permitted Concept does not constitute a nonconforming use under applicable zoning requirements or constitutes a permitted non-conforming use, except for such non-compliance or non-conforming use which will not have a Material Adverse Effect. The Borrower Parties, the Premises and the Equipment are in compliance with all Applicable Regulations except for such noncompliance which has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

H. Area Development; Wetlands. No condemnation or eminent domain proceedings affecting any of the Premises have been commenced or, to the best of Borrower's knowledge, are contemplated. To the best of Borrower's knowledge, none of the Premises are designated by any Governmental Authority as a wetlands.

I. Licenses and Permits; Access. All required licenses and permits, both governmental and private, to use and operate the Equipment and each of the Premises as a Permitted Concept are in full force and effect, except for such licenses and permits the failure of which to obtain has not had, and would not reasonably be expected to result in, a Material Adverse Effect. Adequate rights of access to public roads and ways are available to each of the Premises for adequate ingress and egress and otherwise to permit utilization of each of the Premises for their intended purposes, and all such public roads and ways have been completed and dedicated to public use.

J. Condition of Premises. To the best of Borrower's knowledge, the Equipment and each of the Premises are in good condition and repair and well maintained, ordinary wear and tear excepted, fully equipped and operational, free from structural defects, safe and properly lighted in each case in a way customary for a business engaged in activities similar to those of Borrower.

K. Environmental. Except as disclosed in the Questionnaires attached hereto:

(1) None of the Premises nor any of the Borrower Parties are in violation of, or subject to, any pending or, to Borrower's actual knowledge, threatened investigation or inquiry by any Governmental Authority or to any remedial obligations under any Environmental Laws where any such violation, inspection or inquiry could reasonably be expected to have a Material Adverse Effect, and, to Borrower's actual knowledge, this representation and warranty would continue to be true and correct following disclosure to the applicable Governmental Authorities of all relevant facts, conditions and circumstances, if any, pertaining to any of the Premises;

(2) All permits, licenses or similar authorizations required to construct, occupy, operate or use any buildings, improvements, fixtures and equipment forming a part of any of the Premises by reason of any Environmental Laws have been obtained where failure to obtain any such permit, license or authorization could reasonably be expected to have a Material Adverse Effect;

(3) No Hazardous Materials are being or have been used, handled, manufactured, generated, produced, stored, treated, processed, transferred, disposed of or otherwise Released in, on, under, from or about any of the Premises, except in Permitted Amounts where any of the foregoing could reasonably be expected to have a Material Adverse Effect;

(4) None of the Premises contain Hazardous Materials, except in Permitted Amounts, and all USTs located on or about the Premises, if any, are in full compliance with all Environmental Laws;

(5) There is no threat of any Release migrating to any of the Premises in excess of Permitted Amounts which migration could reasonably be expected to have a Material Adverse Effect;

(6) There is no past or present non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with any of the Premises which noncompliance could reasonably be expected to have a Material Adverse Effect;

(7) None of the Borrower Parties has received any written notice or other communication from any person or entity (including but not limited to a Governmental Authority) relating to any Release of Hazardous Materials in excess of Permitted Amounts or Remediations thereof, violations of Environmental Laws, of possible liability of any person or entity pursuant to any Environmental Law, or any actual or potential administrative or judicial proceedings in connection with any of the foregoing in any of the foregoing cases where such could reasonably be expected to have a Material Adverse Effect;

(8) All information known to any of the Borrower Parties or contained in the files of any of the Borrower Parties relating to any Environmental Condition or Releases of Hazardous Materials in, on, under or from any of the Premises, other than in Permitted Amounts, has been made available to Lender, including, without limitation, information relating to all prior Remediation;

(9) All of the Premises have been kept free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law (the "Environmental Liens"); and

(10) The information and disclosures in the Questionnaires are true, correct and complete in all material respects, and the person or persons executing the Questionnaires were duly authorized to do so.

L. Title; First Priority Lien and Security Interest. Fee title to the real property comprising each of the Fee Premises is vested in Borrower, free and clear of all liens, encumbrances, charges and security interests of any nature whatsoever, except the Permitted Exceptions and Permitted Liens. With respect to each of the Space Leased Premises and the Ground Leased Premises, Borrower is the holder of a valid leasehold interest in the land relating thereto and, with respect to the Ground Leased Premises, the holder of a fee interest in the buildings and improvements relating thereto, subject to the Permitted Exceptions. Borrower is the owner of all Equipment, free and clear of all liens, encumbrances, charges and security interests of any nature whatsoever, except for Permitted Liens, and no Affiliate of Borrower owns any of the Equipment. Guarantors are the owner of the Royalty Payments, free and clear of all liens, encumbrances, charges or security interests of any nature whatsoever, except for Permitted Liens. Upon Closing, subject to the Permitted Exceptions, Lender shall have a first priority lien upon and security interest in Borrower's right, title and interest in and to each of the Premises pursuant to the Mortgages, a first priority lien upon and security interest in the Equipment pursuant to the Equipment Security Agreement and the UCC-1 Financing Statements, and a first priority lien upon and security interest in the Royalty Payments pursuant to the Franchise Security Agreement and the UCC-1 Financing Statements.

M. No Mechanics' Liens. There are no delinquent accounts payable in favor of any materialman, laborer, or any other person or entity in connection with labor or materials furnished to or performed on any portion of the Premises except for such labor or materials furnished to or performed on any portion of the Premises for which payment is not delinquent; and no work has been performed or is in progress nor have materials been supplied to the Premises or agreements entered into for work to be performed or materials to be supplied to the Premises prior to the date hereof, which will be delinquent on or before the Closing Date in each case, except for such delinquencies that, individually or in the aggregate, have not had or would not reasonably expect to result in a Material Adverse Effect.

N. Space Leases. Borrower has delivered to Lender a true, correct and complete copy of each of the Space Leases. The Space Leases are the only leases between Borrower and the landlords with respect to the Spaced Leased Premises, and are in full force and effect, and constitute the legal, valid and binding obligations of the parties thereto, enforceable against such parties in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, liquidation, reorganization and other laws affecting the rights of creditors generally and general principles of equity. Borrower has not assigned, transferred, mortgaged, hypothecated or otherwise encumbered the Space Leases or any rights thereunder or any interest therein. Borrower has not received any notice of default from any landlord under the Space Leases which has not been cured or given any notice of default to a landlord which has not been cured. No event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute a default by Borrower under the Space Leases or, to the best of Borrower's knowledge, any landlord under the Space Leases.

O. Ground Leases. Borrower has delivered to Lender a true, correct and complete copy of each of the Ground Leases. The Ground Leases are the only leases or agreements between the Ground Lessors and Borrower with respect to the Ground Leased Premises. The Ground Leases are in full force and effect and constitute the legal, valid and binding obligations of Borrower and the Ground Lessors, enforceable against Borrower and the Ground Lessors in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, liquidation, reorganization and other laws affecting the rights of creditors generally and general principles of equity. None of the Borrower Parties has assigned, transferred, mortgaged, hypothecated or otherwise encumbered any of the Ground Leases or any rights thereunder or any interest therein, and, except as set forth in the title policies delivered to Lender for each of the Mortgages encumbering the Ground Lease Premises, none of the Borrower Parties has received any notice that any of the Ground Lessors have made any assignment, pledge or hypothecation of all or any part of their rights or interests in the Ground Leases. No notice of default from any of the Ground Lessors has been received under any of the Ground Leases which has not been cured and no notice of default to any of the Ground Lessors has been given under any of the Ground Leases which has not been cured. No event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute a default by Borrower under the Ground Leases or, to the best of Borrower's knowledge, any Ground Lessor.

P. Money Laundering. (1) Borrower has taken reasonable measures, in accordance with all applicable Anti-Money Laundering Laws, with respect to each holder of a direct or indirect interest in the Borrower Parties, to assure that funds invested by such holders in the Borrower Parties are derived from legal sources; provided, however, none of the foregoing shall apply to any Person to the extent that such Person's interest is in or through a U.S. Publicly-Traded Entity.

(2) To Borrower's knowledge after making due inquiry consistent with industry practice for comparable organizations, neither any of the Borrower Parties nor any holder of a direct or indirect interest in the Borrower Parties (a) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, any violation of any Anti-Money Laundering Laws, or drug trafficking, terrorist-related activities or other money laundering predicated crimes or a violation of the BSA, (b) has been assessed civil penalties under these or related laws, or (c) has had any of its funds seized or forfeited in an action under these or related laws; provided, however, none of the foregoing shall apply to any Person to the extent that such Person's interest is in or through a U.S. Publicly-Traded Entity.

(3) Borrower has taken reasonable steps, consistent with industry practice for comparable organizations and in any event as required by law, to ensure that the Borrower Parties are and shall be in compliance with all (i) Anti-Money Laundering Laws and (ii) OFAC Laws and Regulations.

6. Covenants. Borrower covenants to Lender from and after the Closing Date and until all of the Obligations (other than indemnity obligations not then due and payable) are satisfied in full, as follows:

A. Payment of the Note. Borrower shall punctually pay, or cause to be paid, the principal, interest and all other sums to become due in respect of the Note and the other Loan Documents in accordance with the Note and the other Loan Documents.

B. Title. Subject to the terms of the Ground Leases, Space Leases and the Loan Documents, Borrower shall maintain a valid leasehold interest in the land comprising each of the Ground Leased Premises or Space Leased Premises, good and marketable fee simple title to the improvements comprising each of the Ground Leased Premises, good and marketable fee simple title to the real property comprising each of the Fee Premises, title to the remainder of each of the Premises, title to all Equipment free and clear of all liens, encumbrances, charges and other exceptions to title, except the Permitted Exceptions and Permitted Liens. Guarantors shall maintain ownership of the Royalty Payments free and clear of all liens, encumbrances, charges, security interests and other interests, except for Permitted Liens. Subject to the Permitted Exceptions, Lender shall have valid first liens upon and security interests in the Premises, the Equipment and Royalty Payments, pursuant to the Mortgages, the Equipment Security Agreement, Franchise Security Agreement and the UCC-1 Financing Statements. Borrower shall maintain all leases, licenses and easements providing access to the Premises.

C. Organization and Status of Borrower; Preservation of Existence. Each of the Borrower Parties (other than individuals), as applicable, shall be validly existing and in good standing under the laws of its state of incorporation or formation. Borrower shall be qualified as a foreign corporation to do business in each state where the Premises and/or Equipment are located, and Borrower shall be qualified as a foreign corporation in any other jurisdiction where the failure to be qualified would reasonably be expected to result in a Material Adverse Effect. Borrower shall preserve its current form of organization and shall not change its legal name nor, in one transaction or a series of related transactions, merge with or into, or consolidate with, any other entity (other than a merger of the Borrower and another entity, the sole purpose of which is to change the Borrower's state of incorporation) without providing, in each case, Lender with 7 days' prior written notice and obtaining Lender's prior written consent (to the extent such consent is required under Section 7 of this Agreement).

D. Licenses and Permits. All required licenses and permits, both governmental and private, to use and operate the Equipment and each of the Premises as a Permitted Concept shall be maintained in full force and effect except for such non-compliance which have not had and would not be reasonably expected to result in a Material Adverse Effect.

E. Compliance With Laws Generally. The use and occupation, as applicable, the Equipment and each of the Premises, and the condition thereof, including, without limitation, any Restoration, shall comply with all Applicable Regulations now or hereafter in effect except for such non-compliance which have not had and would not be reasonably expected to result in a Material Adverse Effect. Borrower has complied with all Applicable Regulations now or hereafter in effect in connection with the entering into and performing under the Franchise Agreements except for such non-compliance which have not had and would not be reasonably expected to result in a Material Adverse Effect. In addition, the Borrower Parties shall comply in all material respects with all Applicable Regulations now or hereafter in effect, including, without limitation, the OFAC Laws and Regulations and Anti-Money Laundering Laws. Without limiting the generality of the other provisions of this Section, Borrower shall comply with the ADA, and all regulations promulgated thereunder, as it affects each of the Premises except for such non-compliance which have not had and would not be reasonably expected to result in a Material Adverse Effect.

F. Compliance With Environmental Laws. (1) The Premises, the Borrower Parties and any other operator or user of any of the Premises shall not be in violation of any Environmental Laws, except where such violation will not have a Material Adverse Effect or if a violation of an Environmental Law or Release or Environmental Condition occurs, Borrower promptly commences the Remediation within the cure period set forth in Section 9.A(3) and thereafter conducts and completes the Remediation of the Environmental Condition, Release or other event giving rise to such violation in accordance with the applicable Environmental Laws and the directives of any Governmental Authority having jurisdiction over such matter continuously and diligently until such Remediation is complete.

(2) All uses and operations on or of each of the Premises, whether by Borrower or any other person or entity, shall be in compliance with all Environmental Laws and permits issued pursuant thereto except where failure to comply will not have a Material Adverse Effect.

(3) There shall be no Releases or Hazardous Materials in, on, under or from any of the Premises, except in Permitted Amounts except where such Release would not have a Material Adverse Effect.

(4) Borrower shall keep each of the Premises, or cause each of the Premises to be kept, free and clear of all Environmental Liens.

(5) Borrower shall not do or allow any tenant or other user of any of the Premises to do any act that (a) materially increases the dangers to human health or the environment, (b) poses an unreasonable risk of environmental harm to any person or entity (whether on or off any of the Premises), (c) as a result of environmental harm, impairs or is reasonably likely to impair the value of any of the Premises, (d) constitutes a public or private nuisance or constitutes waste, or (e) violates any environmental covenant, condition, agreement or easement applicable to any of the Premises.

(6) Borrower shall promptly notify Lender in writing upon Borrower obtaining actual knowledge of any of the following to the extent such could reasonably be expected to have a Material Adverse Effect:

(a) any Releases or Threatened Releases in, on, under, from or migrating towards any of the Premises, in excess of Permitted Amounts;

(b) any non-compliance with any Environmental Laws related in any way to any of the Premises;

(c) any Environmental Lien or any act or omission which could reasonably be expected to result in the imposition of an Environmental Lien;

(d) any required or proposed Remediation of Environmental Conditions relating to any of the Premises, including, without limitation, any and all enforcement, clean-up, remedial, removal or other governmental or regulatory actions threatened, instituted or completed pursuant to any of the Environmental Laws relating thereto;

(e) any written notice or other communication received by any of the Borrower Parties from any source whatsoever (including but not limited to a Governmental Authority) relating in any way to Hazardous Materials or Remediation thereof, possible liability of any Borrower Parties pursuant to any Environmental Law, other Environmental Conditions in connection with any of the Premises, or any actual or potential administrative or judicial proceedings in connection therewith; or

(f) any investigation or inquiry initiated by any Governmental Authority relating to the Environmental Condition of any of the Premises.

(7) Borrower shall, at its sole cost and expense:

(a) perform any environmental site assessment or other investigation of environmental conditions in connection with any of the Premises as may be reasonably requested by Lender (including but not limited to sampling, testing and analysis of soil, water, air, building materials and other materials and substances whether solid, liquid or gas), and share with Lender the reports and other results thereof, and Lender and other Indemnified Parties shall be entitled to rely on such reports and other results thereof; and

(b) have the Premises inspected as may be required by any Environmental Laws for seepage, spillage and other environmental concerns. Borrower shall provide Lender with written certified results of all inspections performed on any of the Premises. All costs and expenses associated with the inspection, preparation and certification of results, as well as those associated with any corrective action, shall be paid by Borrower if, at the time the inspection, assessment or investigation occurs, Lender has a reasonable basis for believing a Release in excess of Permitted Amounts has occurred at the Premises at which such investigation, inspection or assessment takes place, or an Event of Default has occurred and is continuing. All inspections and tests performed on any of the Premises shall be conducted in compliance, in all material respects, with all Environmental Laws.

(8) Borrower shall, at its sole cost and expense, and without limiting the rights of Lender under any other provision of this Agreement, comply with all reasonable written requests of Lender to:

(a) reasonably effectuate Remediation of any condition (including but not limited to a Release) in, on, under or from any of the Premises as to which Remediation is required by Environmental Laws;

(b) comply with any Environmental Law; and

(c) comply with any binding and lawful directive from any Governmental Authority.

(9) Lender and any other person or entity designated by Lender, including but not limited to any receiver, any representative of a Governmental Authority, and any environmental consultant, shall have the right, but not the obligation, to enter upon any of the Premises during normal business hours or at any time in the event of an emergency (including without limitation in connection with any Securitization, Participation or Transfer contemplated by this Agreement or in connection with the exercise of any remedies set forth in the Mortgages or the other Loan Documents) to assess any and all aspects of the environmental condition of any of the Premises and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in Lender's reasonable discretion) and taking samples of soil, groundwater or other water, air, or building materials, and conducting other invasive testing. Borrower shall cooperate with and provide reasonable access to Lender and any such person or entity designated by Lender. Any such assessment and investigation made pursuant to Section 6.F(2) or this Section 6.F(9) shall be at Borrower's sole cost and expense if, at the time Lender undertakes such assessment or investigation, Lender has a reasonable basis for believing that a Release has occurred at any of the Premises in excess of Permitted Amounts or if an Event of Default has occurred and is continuing. Otherwise, any such assessment and investigation shall be at Lender's sole cost and expense.

G. Financial Statements. Within 45 days after the end of each fiscal quarter and within 120 days after the end of each fiscal year of Borrower, Borrower shall deliver to Lender (a) complete consolidated financial statements of the Borrower Parties including a balance sheet, profit and loss statement, statement of cash flows and all other related schedules for the fiscal period then ended; and (b) such other financial information as Lender may reasonably request in order to establish compliance with the financial covenants in the Loan Documents, including, without limitation, Sections 6.L, 6.M and 6.N. of this Agreement. All such financial statements shall be prepared in accordance with GAAP from period to period, and shall be certified by Borrower (or the Treasurer or other appropriate officer of Borrower). The financial statements delivered to Lender need not be audited, but Borrower shall deliver to Lender copies of any audited financial statements of Borrower which may be prepared, as soon as they are available.

H. Lost Note. Borrower shall, if the Note is mutilated, destroyed, lost or stolen, promptly deliver to Lender, upon receipt from Lender of an affidavit and indemnity in a form reasonably acceptable to Lender and Borrower stipulating that the Note has been mutilated, destroyed, lost or stolen, in substitution therefor, a new promissory note containing the same terms and conditions as the Note with a notation thereon of the unpaid principal and accrued and unpaid interest. Borrower shall provide fifteen (15) days' prior notice to Lender before making any payments to third parties in connection with the lost Note.

I. Inspections. Borrower shall, during normal business hours upon reasonable notice, (1) provide Lender and Lender's officers, employees, agents, advisors, attorneys, accountants, architects, and engineers with access to each of the Premises and the Equipment, the Franchise Agreements, all drawings, plans, and specifications for each of the Premises in possession of any of the Borrower Parties, all engineering reports relating to each of the Premises in the possession of any of the Borrower Parties, the files, correspondence and documents relating to the Equipment and each of the Premises, and the financial books and records (including, without limitation, any of the foregoing information stored in any computer files), and (2) subject to indemnification from Lender for any loss arising directly and solely therefrom, allow such persons to make such inspections, tests, copies, and verifications as Lender considers necessary; provided, however, that no such notice shall be required to do any of the foregoing if an Event of Default has occurred and is continuing.

J. Affiliate Transactions. Unless otherwise approved by Lender, all transactions between Borrower and any of its Affiliates shall be on terms substantially as advantageous to Borrower as those which could be obtained by Borrower in a comparable arm's length transaction with a non-Affiliate of Borrower.

K. Compliance Certificates. Within 60 days after the end of each fiscal year of Borrower, and prior to any Advance other than the Initial Advance (in accordance with Section 2), Borrower shall deliver a compliance certificate to Lender in a form to be provided by Lender in order to establish that Borrower is in compliance in all material respects with all of its obligations, duties and covenants under the Loan Documents.

L. Pre-Unsecured Debt Corporate Fixed Charge Coverage Ratio. Borrower shall maintain a Pre-Unsecured Debt Corporate Fixed Charge Coverage Ratio of at least 1.75:1, determined as of the last day of each fiscal year of Borrower. For purposes of this Section, the term "Pre-Unsecured Debt Corporate Fixed Charge Coverage Ratio" shall mean with respect to the twelve month period of time immediately preceding the date of determination, the ratio calculated for such period of time, each component as determined in accordance with GAAP, of (a) the sum of EBITDA and Operating Lease Expense, less all dividends declared or paid, to (b) the sum of Operating Lease Expense, scheduled maturities of all Capital Leases and Interest Expense (excluding interest on Senior Notes, non-cash interest expense and amortization of non-cash financing expenses).

For purposes of this Section, Section 6.M. and Section 6.N. below, the following terms shall be defined as set forth below:

"Capital Lease" shall mean all leases of any property, whether real, personal or mixed, by Borrower or any of the other Borrower Parties, as applicable, which lease would, in conformity with GAAP, be required to be accounted for as a capital lease on the balance sheet of Borrower and the other Borrower Parties. The term "Capital Lease" shall not include any operating lease.

"Debt" shall mean with respect to Borrower and the other Borrower Parties, collectively, and for the period of determination (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, indentures, notes or similar instruments (iii) obligations to pay the deferred purchase price of property or services, (iv) obligations under leases which should be, in accordance with GAAP, recorded as Capital Leases, and (v) obligations under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above, to the extent that such indebtedness or obligation is required to appear as a liability in Borrower's and the other Borrower Parties' balance sheet in accordance with GAAP.

"Depreciation and Amortization" shall mean the depreciation and amortization accruing during any period of determination with respect to Borrower and the other Borrower Parties, collectively, as determined in accordance with GAAP.

"EBITDA" shall mean (i) Net Income; plus (ii) Interest Expense; plus (iii) income and franchise tax expense; plus (iv) Depreciation and Amortization; plus (v) restaurant pre-opening expenses; plus (vi) nonrecurring losses including adjustments to restaurant closure reserves, or non-cash items allocable to the period of determination including Impairment Charges and losses on asset sales; plus (vii) extraordinary losses; minus (viii) the sum of interest income, gains on asset sales and other extraordinary or nonrecurring gains.

"Impairment Charges" means impairment charges accruing during any period of determination with respect to Borrower and the other Borrower Parties, collectively, as determined in accordance with GAAP.

"Interest Expense" shall mean for any period of determination, the sum of all interest accrued or which should be accrued in respect of all Debt of Borrower and the other Borrower Parties, collectively, as determined in accordance with GAAP.

"Net Income" shall mean with respect to the period of determination, the aggregate of the net income (or net loss) of Borrower and the other Borrower Parties, collectively, determined in accordance with GAAP.

"Operating Lease Expense" shall mean the sum of all payments and expenses incurred by Borrower and the other Borrower Parties, collectively, under any operating leases during the period of determination including, without limitation, the Ground Leases, as determined in accordance with GAAP.

M. Post-Unsecured Debt Corporate Fixed Charge Coverage Ratio. Borrower shall maintain a Post-Unsecured Debt Corporate Fixed Charge Coverage Ratio of at least 1.10:1, determined as of the last day of each fiscal year of Borrower. For purposes of this Section, the term "Post-Unsecured Debt Corporate Fixed Charge Coverage Ratio" shall mean with respect to the twelve month period of time immediately preceding the date of determination, the ratio calculated for such period of time, each component as determined in accordance with GAAP, of (a) the sum of EBITDA and Operating Lease Expense, less all dividends declared or paid, to (b) the sum of Operating Lease Expense, scheduled principal payments of long-term Debt (but excluding principal payments made from Qualified Refinancing Proceeds), scheduled maturities of all Capital Leases and Interest Expense (excluding non-cash interest expense and amortization of non-cash financing expenses).

For the purposes of this Section, capitalized terms not otherwise defined in this Section 6.M shall have the meaning provided above in Section 6.L or below:

"Qualified Refinancing Proceeds" means proceeds received from a loan to refinance the principal balance of the Senior Notes, provided that Borrower notifies Lender at least 30 days in advance of its intent to refinance the Senior Notes, and that the terms and conditions of the refinance are acceptable to Lender in its reasonable discretion.

N. Funded Debt Covenant. Borrower shall maintain a Funded Debt to EBITDA ratio not to exceed 3.5 to 1.0 (excluding Unsecured Debt) and 7.5 to 1.0 (including Unsecured Debt), determined as of the last day of each fiscal year of Borrower.

For purposes of this Section, capitalized terms not otherwise defined in this Section 6.N shall have the meaning provided in Section 6.L or below:

"Funded Debt" shall mean all non-contingent debts of Borrower and the other Borrower Parties for borrowed money for which consideration then has been received.

"Unsecured Debt" means any Debt of Borrower and the other Borrower Parties not secured by a Lien.

"Lien" means any interest in property securing any obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.

O. Removal of Equipment. Except for purposes of replacement with like property of equal or greater value and repair in the ordinary course of business, Borrower shall not remove the Equipment or allow the Equipment to be removed, or any part thereof, from the Premises or Space Leased Premises without the prior written consent of Lender which consent shall not be unreasonably withheld. Borrower shall promptly give written notice to Lender of any substantial change in the character of the business conducted on the Space Leased Premises or the Premises and of the cessation of all or any part thereof and of any loss or damage by fire or other casualty to any substantial part of the Equipment.

P. No Additional Encumbrances on Equipment or Royalty Payments. Borrower and Guarantors, as applicable, shall remain the owner of the Equipment and Royalty Payments (whether acquired prior to or after the date hereof) free from any lien, security interest or encumbrance except for Permitted Liens, and neither Borrower nor Guarantors shall execute or permit the filing of any financing statement thereon other than the UCC-1 Financing Statements. Borrower shall defend the Equipment against all claims and demand of all Persons. Neither Borrower nor Guarantors, as applicable, shall permit any action to be taken which would adversely affect the value of the Equipment or Royalty Payments or which would encumber, dilute or cloud Borrower's title or interest therein.

Q. Ground Leases and Space Leases. Borrower shall comply with the obligations and covenants required to be performed by Borrower in accordance with the terms of each of the Ground Leases and each of the Space Leases, except where such failure would not have a Material Adverse Effect. Borrower shall give prompt notice to Lender of any claim of default by or to Borrower pursuant to any Ground Lease or any Space Lease and shall provide Lender with a copy of any default notice given or received by the Borrower pursuant to any Ground Lease or any Space Lease. Borrower shall also give prompt notice to Lender of any extensions or renewals of any of the Ground Leases or Space Leases and the expiration or termination of any of the Ground Leases or Space Leases.

R. OFAC Laws and Regulations. Borrower shall immediately notify Lender in writing if to Borrower's knowledge any individual or entity owning directly or indirectly any interest in any of the Borrower Parties or any director, officer, member, manager or partner of any of such holders is an individual or entity whose property or interests are subject to being blocked under any of the OFAC Laws and Regulations or is otherwise in violation of any of the OFAC Laws and Regulations, or is under investigation by any governmental entity for, or has been charged with, or convicted of, drug trafficking, terrorist-related activities or any violation of Anti-Money Laundering Laws, has been assessed civil penalties under these or related laws, or has had funds seized or forfeited in an action under these or related laws; provided, however, the covenant contained in this sentence shall not apply to any Person to the extent that such Person's interest is in or through a U.S. Publicly-Traded Entity.

7. Prohibition on Change of Control and Pledge.. Without limiting the terms and conditions of Section 3.09 of the Mortgages, Borrower agrees that, from and after the Closing Date and until all of the Obligations (other than indemnity obligations not then due and payable) are satisfied in full, without the prior written consent of Lender: (1) no Change of Control shall occur; and (2) no interest of Roma Restaurant Holdings, Inc. in Romacorp, Inc. and of Romacorp, Inc. in any of its subsidiaries shall be pledged, encumbered, hypothecated or assigned as collateral for any obligation of any of the Borrower Parties (each, a "Pledge"). In addition, no interest in any of the Borrower Parties shall be transferred, assigned or conveyed to any individual or person whose property or interests are, to the best of Borrower's knowledge, subject to being blocked under any of the OFAC Laws and Regulations and/or who is in violation of any of the OFAC Laws and Regulations, and any such transfer, assignment or conveyance shall not be effective until the transferee has provided written certification to Borrower and Lender that (A) the transferee or any person who owns directly or indirectly any interest in transferee, is not an individual or entity whose property or interests are subject to being blocked under any of the OFAC Laws and Regulations or is otherwise in violation of the OFAC Laws and Regulations, and (B) the transferee has taken reasonable measures to assure than any individual or entity who owns directly or indirectly any interest in transferee, is not an individual or entity whose property or interests are subject to being blocked under any of the OFAC Laws and Regulations or is otherwise in violation of the OFAC Laws and Regulations; provided, however, the covenant contained in this sentence shall not apply to any Person to the extent that such Person's interest is in or through a U.S. Publicly-Traded Entity. Lender's consent to a Change of Control and/or Pledge shall be subject to the satisfaction of such conditions as Lender shall determine in its reasonable discretion, including, without limitation, (i) the execution and delivery of such modifications to the terms of the Loan Documents as Lender shall request, provided that no such modification shall modify any of the financial terms included in the Loan Documents in any material respect, (ii) the proposed Change of Control and/or Pledge having been approved by each of the rating agencies which have issued ratings in connection with any Securitization of the Loans as well as any other rating agency selected by Lender, and (iii) the proposed transferee having agreed to comply with all of the terms and conditions of the Loan Documents (including any modifications requested by Lender pursuant to clause (i) above). In addition, any such consent shall be conditioned upon payment by Borrower to Lender of (x) a fee equal to one percent (1%) of the then outstanding principal balance of the Notes and (y) all reasonable out-of-pocket costs and expenses incurred by Lender in connection with such consent, including, without limitation, reasonable attorneys' fees. Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Obligations immediately due and payable upon a Change of Control or Pledge in violation of this Section. The provisions of this Section shall apply to every Change of Control or Pledge regardless of whether voluntary or not, or whether or not Lender has consented to any previous Change of Control or Pledge.

8. Transaction Characterization. A. It is the intent of the parties hereto that this Agreement and the other Loan Documents are a contract to extend a financial accommodation (as such term is used in the Code) for the benefit of Borrower and that the Loan Documents evidence one unitary, unseverable transaction. Borrower acknowledges that the Loan is cross-defaulted and cross-collateralized with Other Agreements, except as otherwise contemplated by Sections 13.P(4), and that such cross-default and cross-collateralization is a material inducement to Lender making the Loan.

B. It is the intent of the parties hereto that the business relationship created by the Loan Documents is solely that of creditor and debtor and has been entered into by both parties in reliance upon the economic and legal bargains contained in the Loan Documents. None of the agreements contained in the Loan Documents is intended, nor shall the same be deemed or construed, to create a partnership (either de jure or de facto) between Borrower and Lender, to make them joint venturers, to make Borrower an agent, legal representative, partner, subsidiary or employee of Lender, nor to make Lender in any way responsible for the debts, obligations or losses of Borrower.

9. Default and Remedies. A. Each of the following shall be deemed an event of default by Borrower (each, an "Event of Default"):

(1) If any representation or warranty of any of the Borrower Parties set forth in any of the Loan Documents is false in any material respect, or if any of the Borrower Parties renders any statement or account which is false in any material respect.

(2) If any principal, interest or other monetary sum due under the Note, the Mortgages or any other Loan Document is not paid within five days after the date when due; provided, however, notwithstanding the occurrence of such an Event of Default, Lender shall not be entitled to exercise its rights and remedies set forth below unless and until Lender shall have given Borrower notice thereof and a period of five days from the delivery of such notice shall have elapsed without such Event of Default being cured.

(3) If Borrower fails to observe or perform any of the other covenants, conditions, or obligations of this Agreement; provided, however, if any such failure does not involve the payment of any monetary sum, is not willful or intentional, does not place any rights or interest in collateral of Lender in immediate jeopardy, and is within the reasonable power of Borrower to promptly cure after receipt of notice thereof, all as determined by Lender in its reasonable discretion, then such failure shall not constitute an Event of Default hereunder, unless otherwise expressly provided herein, unless and until Lender shall have given Borrower notice thereof and a period of 30 days shall have elapsed, during which period Borrower may correct or cure such failure, upon failure of which an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind being required. If such failure cannot reasonably be cured within such 30-day period, as determined by Lender in its reasonable discretion, and Borrower is diligently pursuing a cure of such failure, then Borrower shall have a reasonable period to cure such failure beyond such 30-day period, which shall not exceed 90 days after receiving notice of the failure from Lender. If Borrower shall fail to correct or cure such failure within such 90-day period, an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind being required.

(4) If any of the Borrower Parties becomes insolvent within the meaning of the Code, files or notifies Lender that it intends to file a petition under the Code, initiates a proceeding under any similar law or statute relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts (collectively, an "Action"), becomes the subject of either a petition under the Code or an Action, or is not generally paying its debts as the same become due.

(5) If there is an "Event of Default" or a breach or default, after the passage of all applicable notice and cure or grace periods, under any other Loan Document or any of the Other Agreements.

(6) If a final, nonappealable judgment is rendered by a court against any of the Borrower Parties which (i) has a Material Adverse Effect, or (ii) is in an amount greater than $250,000.00 and not covered by insurance, and, in either case, is not discharged or provision made for such discharge within 60 days from the date of entry of such judgment.

(7) If there is a breach or default, after the passage of any applicable notice and grace period, under any of the Ground Leases and the landlord elects to terminate the Ground Lease (each a "Ground Lease Default"), or if any of the Ground Leases terminates or expires prior to the scheduled maturity date of the Note; and (i) either of the Minimum Release Ratios is not exceeded as of the date of such expiration or termination; and/or (ii) the Release Cap has been exceeded, and either: (a) the Ground Lease Premises and Equipment therein corresponding to such expired Ground Lease is not substituted with an acceptable Substitute Premises and Substitute Equipment in accordance with Section 11 hereof; or (b) Borrower does not prepay an amount of the Loan corresponding to the Ground Lease Premises as set forth on Schedule IV (each, a "Ground Lease Release Prepayment") within 10 days after the Ground Lease Default or prior to the termination or expiration of the Ground Lease, as applicable.

(8) If: (i) there is a breach or default after the passage of any applicable notice and grace period, under any Space Lease and the landlord elects to terminate the Space Lease (each, a "Space Lease Default"), or if any Space Lease terminates or expires prior to the maturity date of the Note; and (ii) either of the Minimum Release Ratios is not exceeded as of the date of such expiration or termination and either: (x) the Equipment located at the Space Leased Premises associated with such Space Lease is not replaced by Substitute Equipment located at a Substitute Premises in accordance with Section 11 hereof; or (y) Borrower does not prepay an amount of the Loan corresponding to the Space Leased Premises as set forth on Schedule IV (each, a "Space Lease Release Prepayment") within 10 days after the Space Lease Default or prior to the termination or expiration of the Space Lease, as applicable.

B. Upon the occurrence and during the continuance of an Event of Default, subject to the limitations set forth in subsection A, Lender may declare all or any part of the obligations of Borrower under the Note, this Agreement and any other Loan Document to be due and payable, and the same shall thereupon become due and payable without any presentment, demand, protest or notice of any kind except as otherwise expressly provided herein, and Borrower hereby waives notice of intent to accelerate the obligations secured by the Mortgages and notice of acceleration. Thereafter, Lender may exercise, at its option, concurrently, successively or in any combination, all remedies available at law or in equity, including without limitation any one or more of the remedies available under the Note, the Mortgages or any other Loan Document. Neither the acceptance of this Agreement nor its enforcement shall prejudice or in any manner affect Lender's right to realize upon or enforce any other security now or hereafter held by Lender, it being agreed that Lender shall be entitled to enforce this Agreement and any other security now or hereafter held by Lender in such order and manner as it may in its absolute discretion determine. No remedy herein conferred upon or reserved to Lender is intended to be exclusive of any other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Every power or remedy given by any of the Loan Documents to Lender, or to which Lender may be otherwise entitled, may be exercised, concurrently or independently, from time to time and as often as may be deemed expedient by Lender.

10. Indemnity; Release. A. Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless each of the Indemnified Parties for, from and against any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, diminutions in value, fines, penalties, charges, fees, expenses, judgments, awards, amounts paid in settlement and damages of whatever kind or nature (including, without limitation, attorneys' fees, court costs and other costs of defense) (collectively, "Losses") (excluding Losses suffered by an Indemnified Party directly arising out of such Indemnified Party's gross negligence or willful misconduct; provided, however, that the term "gross negligence" shall not include gross negligence imputed as a matter of law to any of the Indemnified Parties solely by reason of Borrower's interest in any of the Premises or Equipment or Borrower's failure to act in respect of matters which are or were the obligation of Borrower under the Loan Documents), and costs of Remediation, engineers' fees, environmental consultants' fees, and costs of investigation (including but not limited to sampling, testing, and analysis of soil, water, air, building materials and other materials and substances whether solid, liquid or gas) imposed upon or incurred by or asserted against any Indemnified Parties, and directly or indirectly arising out of or in any way relating to any one or more of the following:

(1) any contamination by any Hazardous Materials in, on, above, or under any of the Premises;

(2) any past, present or Threatened Release in, on, above, under or from any of the Premises;

(3) any activity by Borrower, any person or entity affiliated with Borrower or any tenant or other user of any of the Premises in connection with any actual, proposed or threatened use, treatment, storage, holding, existence, disposition or other Release, generation, production, manufacturing, processing, refining, control, management, abatement, removal, handling, transfer or transportation to or from any of the Premises of any Hazardous Materials at any time located in, under, on or above any of the Premises;

(4) any activity by Borrower, any person or entity affiliated with Borrower or any tenant or other user of any of the Premises in connection with any actual or proposed Remediation of any Hazardous Materials at any time located in, under, on or above any of the Premises, whether or not such Remediation is voluntary or pursuant to court or administrative order, including but not limited to any removal, remedial or corrective action;

(5) any past, present or threatened non-compliance or violations of any Environmental Laws (or permits issued pursuant to any Environmental Law) in connection with any of the Premises or operations thereon, including but not limited to any failure by Borrower, any person or entity affiliated with Borrower or any tenant or other user of any of the Premises to comply with any order of any Governmental Authority in connection with any Environmental Laws;

(6) the imposition, recording or filing or the threatened imposition, recording or filing of any Environmental Lien encumbering any of the Premises;

(7) any administrative processes or proceedings or judicial proceedings in any way connected with any matter addressed in this Agreement;

(8) any past, present or threatened injury to, destruction of or loss of natural resources in any way connected with any of the Premises or the Equipment, including but not limited to costs to investigate and assess such injury, destruction or loss;

(9) any acts of Borrower, any person or entity affiliated with Borrower or any tenant or other user of any of the Premises in arranging for disposal or treatment, or arranging with a transporter for transport for disposal or treatment, of Hazardous Materials owned or possessed by Borrower, any person or entity affiliated with Borrower or any tenant or other user, at any facility or incineration vessel owned or operated by another person or entity and containing such or similar Hazardous Materials;

(10) any acts of Borrower, any person or entity affiliated with Borrower or any tenant or other user of any of the Premises, in accepting any Hazardous Materials for transport to disposal or treatment facilities, incineration vessels or sites selected by Borrower, any person or entity affiliated with Borrower or any tenant or other user of any of the Premises, from which there is a Release, or a Threatened Release of any Hazardous Materials which causes the incurrence of costs for Remediation;

(11) any personal injury, wrongful death, or property damage arising under any statutory or common law or tort law theory, including but not limited to damages assessed for the maintenance of a private or public nuisance or for the conducting of an abnormally dangerous activity on or near any of the Premises or the Equipment;

(12) any misrepresentation or inaccuracy in any representation or warranty or material breach or failure to perform any covenants or other obligations pursuant to this Agreement; or

(13) any failure by Borrower to comply with any of the terms and conditions of the Ground Leases, Space Leases or the Franchise Agreements, including, without limitation, any costs and expenses incurred by any of the Indemnified Parties to cure any such failure.

B. Borrower fully and completely releases, waives and covenants not to assert any claims, liabilities, actions, defenses, challenges, contests or other opposition against Lender, however characterized, known or unknown, foreseen or unforeseen, now existing or arising in the future, relating to this Agreement and any Hazardous Materials, Releases and/or Remediation on, at or affecting any of the Premises.

11. Substitution. In the event that: (i) there is a Ground Lease Default or Space Lease Default, (ii) a Ground Lease or Space Lease should expire or terminate prior to the Maturity Date of the Note, or (iii) there is a Total Taking (as defined in any Mortgage) of any Premises, then Borrower may substitute: (a) the Fee Premises and Equipment corresponding to such Fee Premises; (b) the Premises and Equipment corresponding to such Ground Lease; or (c) Equipment corresponding to such Space Lease, as applicable, by substituting a Substitute Premises and Substitute Equipment for and relating to such Fee Premises, Ground Leased Premises or Space Leased Premises subject to fulfillment of the following conditions:

(A) Borrower shall provide Lender with notice of its intention to substitute a Substitute Premises and Substitute Equipment at least: (i) 30 days prior to the condemning authority taking possession of the Premises subject to the Total Taking and the closing of the Substitution shall take place within 180 days thereafter; (ii) 45 days prior to the expiration or termination of the respective Ground Lease or Space Lease and the closing of the substitution shall take place within 180 days thereafter; or (iii) 10 days after the occurrence of a Ground Lease Default or Space Lease Default and the substitution shall take place within 180 days thereafter, as applicable.

(B) In the event that Borrower is seeking to substitute a Premises and Equipment associated with a Ground Lease Premises or Fee Premises then the following will apply:

(1) The proposed Substitute Premises must:

(i) be a Permitted Concept, in good condition and repair customary for a business engaged in activities similar to those of the Borrower, ordinary wear and tear excepted;

(ii) be owned in fee simple by Borrower, or Borrower shall have a valid ground leasehold estate in each parcel of land comprising such proposed Substitute Premises and own the improvements and buildings located thereon;

(iii) Borrower's right, title and interest in and to each proposed Substitute Premises shall be free and clear of all liens, restrictions, easements and encumbrances, except for Permitted Exceptions and Permitted Liens and such other matters as are reasonably acceptable to Lender (the "Substitute Premises Permitted Exceptions");

(iv) if Borrower's interest in the proposed Substitute Premises arises in part under one or more ground leases, each of the ground leases shall provide for a then remaining term (without the necessity of Borrower subsequently exercising any renewal options) which is at least equal in duration to the remaining term of the Note and otherwise in a form and substance which would be satisfactory to a prudent institutional mortgage loan lender. Furthermore, Borrower shall provide Lender with an estoppel certificate and consent from each ground lessor in a form and substance which would be satisfactory to a prudent institutional mortgage loan lender, which estoppel certificate and consent shall include, without limitation, the consent of such ground lessor to Lender's first priority lien on the Substitute Premises. Borrower shall have provided Lender with a recorded copy (or executed original in recordable form) of a memorandum of ground lease for such Substitute Premises. If any mortgages or deeds of trust (or other similar security agreements) encumber fee simple title to such Substitute Premises, the holders of such instruments shall have delivered nondisturbance agreements to Borrower and Lender with respect to the corresponding ground lease in a form and substance which would be satisfactory to a prudent institutional mortgage loan lender; and

(v) have a fair market value no less than the greater of the then fair market value of the Premises to be replaced or the fair market value of such Premises as of the Closing, all as reasonably determined by Lender's in-house inspectors and underwriters;

(2) Lender shall have inspected and approved the Substitute Premises utilizing such site inspection and underwriting approval criteria that would be used by a prudent institutional mortgage loan lender. Borrower shall have paid all reasonable costs and expenses resulting from such proposed substitution, including, without limitation, the cost of title insurance premiums and all endorsements reasonably required by Lender, survey charges, UCC and litigation search charges, the attorneys' fees of Borrower, reasonable attorneys' fees and expenses of Lender, the cost of the environmental due diligence undertaken pursuant to subsection (6) below, including, without limitation, the cost of environmental insurance, Lender's site inspection costs and fees, stamp taxes, mortgage taxes, transfer fees, escrow, filing and recording fees and UCC filing and recording fees (including preparation, filing and recording fees for UCC continuation statements);

(3) Lender shall have received a preliminary title report and irrevocable commitment to insure title in the amount of the then outstanding principal balance of the Loan relating to the Premises to be replaced by means of a mortgagee's ALTA extended coverage policy of title insurance (or its equivalent, in the event such form is not issued in the jurisdiction where the proposed Substitute Premises is located) for such proposed Substitute Premises issued by Title Company or such title company reasonably acceptable to Lender and Borrower showing Borrower vested with good and marketable title in the real property comprising the Substitute Premises and committing to insure Lender's first priority lien upon and security interest in the proposed Substitute Premises, subject only to the Substitute Premises Permitted Exceptions and containing endorsements substantially comparable to those required by Lender at the Closing; provided, however, with respect to those proposed Substitute Premises which are subject to ground leases, the title commitment shall show good and marketable title in the improvements located at the proposed Substitute Premises and the ground lessor named in the ground lease vested with good and marketable title in the land located at the proposed Substitute Premises, without exception for liens encumbering such land (other than Substitute Premises Permitted Exceptions) unless Lender has been provided with nondisturbance agreements from the holders of such liens in a form and substance which would be satisfactory to a prudent institutional mortgage loan lender, and such title commitment shall provide for Title Company's irrevocable commitment to insure pursuant to the policy described above Lender's first priority lien (subject to the Substitute Premises Permitted Exceptions) upon and security interest in such improvements and Borrower's leasehold interest in such land;

(4) Lender shall have received a current ALTA survey of such proposed Substitute Premises or its equivalent, the form of which shall be comparable to those received by Lender at the Closing and sufficient to cause the standard survey exceptions set forth in the title policy referred to in the preceding subsection to be deleted, and disclosing no matters other than the Substitute Premises Permitted Exceptions; and

(5) Lender shall have completed such environmental due diligence of the proposed Substitute Premises as it deems necessary or advisable in its sole discretion, including, without limitation, receiving an environmental insurance policy with respect to such proposed Substitute Premises in a form and substance and issued by such environmental insurance company as is acceptable to Lender, and Lender shall have approved the environmental condition of the Substitute Premises based on such environmental due diligence as Lender deems necessary or advisable in is sole discretion; provided, however, from and after such time as the Loan relating to the Premises to be replaced is included in a Securitization, (i) the environmental due diligence of the proposed Substitute Premises completed by Lender shall be necessary or advisable to a prudent institutional mortgage loan lender, including, without limitation, receiving an environmental insurance policy with respect to such proposed Substitute Premises in form and substance and issued by such environmental insurance company as is acceptable to a prudent institutional mortgage loan lender, and (ii) Lender shall have approved the environmental due diligence as a prudent institutional mortgage loan lender would deem necessary or advisable.

(C) In the event that Borrower is seeking to substitute Substitute Equipment for the Equipment at a Space Leased Premises then the following will apply:

(1) Lender shall have received the replacement lease for the land and building comprising the Substitute Premises which provides for a then remaining term (without the necessity of Borrower subsequently exercising any renewal options) which is at least equal in duration to the then remaining term of the Note and shall be in a form reasonably acceptable to Lender;

(2) Borrower shall provide Lender with a Landlord Agreement Regarding Equipment from the lessor of the proposed Substitute Premises, which shall be in a form and substance which would be satisfactory to a prudent institutional mortgage loan lender, which and shall include, without limitation, the consent of such lessor to Lender's first priority lien on the Substitute Equipment (defined below);

(3) The Substitute Premises must be used or intended for use following the closing of the substitution as a Permitted Concept; and

(4) Borrower shall have paid all costs and expenses resulting from such proposed substitution, including, without limitation, UCC and litigation searches, the attorneys' fees of Borrower, reasonable attorneys' fees and expenses of Lender, Lender's site inspection costs and fees, mortgage taxes and fees, filing and recording fees and UCC filing and recording fees.

(D) Borrower shall substitute the equipment, trade fixtures, furniture, furnishings appliances and other tangible personal property located at such Substitute Premises (the "Substitute Equipment") for the Equipment located at the Fee Premises, Ground Leased Premises or Space Leased Premises that is being substituted with a Substitute Premises, subject to the following:

(1) The proposed Substitute Equipment must:

(i) be suitable for use in a Permitted Concept and in good condition and repair, ordinary wear and tear excepted;

(ii) be owned by and vested in Borrower, free and clear of all liens and encumbrances (other than Permitted Exceptions and Permitted Liens); and

(iii) have a fair market value no less than the greater of the then fair market value of the Equipment to be substituted or the fair market value of such Equipment as of the Closing, all as reasonably determined by Lender's in-house inspectors and underwriters.

(2) Lender shall have inspected and approved the Substitute Equipment utilizing Lender's customary inspection and underwriting approval criteria. Borrower shall have reimbursed Lender for all of its costs and expenses incurred with respect to such proposed substitution, including, without limitation, Lender's third-party and/or in-house inspectors' costs and expenses with respect to the proposed Substitute Equipment. Borrower shall be solely responsible for the payment of all costs and expenses resulting from such proposed substitution, including, without limitation, filing charges and expenses, documentary stamps tax and the attorneys' fees and expenses of counsel to Borrower and Lender.

(3) Lender shall have received UCC search results indicating that the Substitute Equipment is free and clear of all liens, security interests and encumbrances.

(E) Borrower shall deliver, or cause to be delivered, such legal opinions as Lender may reasonably require with respect to the proposed substitution, all in a form and substance which would be satisfactory to a prudent institutional mortgage loan lender and its counsel. If the Loan is part of a Securitization, such opinions shall include, without limitation, an opinion of counsel to the rating agencies which have issued ratings in connection with such Securitization that the substitution does not constitute a "significant modification" of the Loan under Section 1001 of the Internal Revenue Code or otherwise cause a tax to be imposed on a "prohibited transaction" by any REMIC Trust.

(F) no Event of Default shall have occurred and be continuing under any of the Loan Documents, except for the applicable Ground Lease Default or Space Lease Default being cured by such substitution.

(G) The Borrower Parties shall have executed such documents as are comparable to the security documents executed and delivered at Closing, as applicable (but with such revisions as may be reasonably required by Lender to address matters unique to the Substitute Premises or Substitute Equipment) or amendments to such documents, including, without limitation, a Mortgage for any Substitute Premises substituted under Section 11.B (if applicable), an amendment to the Equipment Security Agreement for Substitute Equipment at a Substitute Premises substituted under Section 11.C, and UCC-1 Financing Statements (as applicable, the "Substitute Documents"), to provide Lender with a first priority lien on any proposed Substitute Premises for a substitution under Section 11.B, subject only to the Substitute Premises Permitted Exceptions, if applicable, and a first priority lien in the Substitute Equipment, and all other rights, remedies and benefits with respect to the proposed Substitute Premises and/or Substitute Equipment which Lender holds in the Premises and/or Equipment to be replaced, all of which documents shall be in a form and substance which would be satisfactory to a prudent institutional mortgage loan lender.

(H) the representations and warranties set forth in the Substitute Documents and Section 5 of this Agreement applicable to the proposed Substitute Premises and Substitute Equipment shall be true and correct in all material respects as of the date of substitution, and Borrower shall have delivered to Lender an officer's certificate to that effect.

(I) Borrower shall have delivered to Lender certificates of insurance and insurance policies showing that all insurance required by the Substitute Documents is in full force and effect.

Upon satisfaction of the foregoing conditions with respect to the release of a Premises: (a) the proposed Substitute Premises shall be deemed substituted for the replaced Ground Leased Premises; (b) any Substitute Premises pursuant to Section 11.B shall be referred to herein as a "Ground Leased Premises" and included within the definition of "Ground Leased Premises" and "Premises"; (c) any Substitute Space Leased Premises pursuant to Section 11.C shall be referred to herein as a "Space Leased Premises" and included within the definition of "Space Leased Premises"; (d) the Substitute Equipment shall be included within the definition of "Equipment"; (e) the Substitute Documents shall be dated as of the date of the substitution; and (f) Lender will release, or cause to be released, the lien of the Mortgage, Equipment Security Agreement, UCC-1 Financing Statements and any other Loan Documents encumbering the replaced Premises and/or Equipment, as applicable.

12. Partial Releases. In the event of the sale, transfer, conveyance or other disposition (each, a "Premises/Equipment Transfer") of or a Ground Lease or Space Lease expiration or earlier termination which, in the good faith determination of the board of directors of the Borrower, should not be renewed or substituted (each, a "Lease Expiration") relating to: (i) a Fee Premises and Equipment located thereon; (ii) a Ground Lease Premises and Equipment located thereon; or (iii) a Space Leased Premises and the Equipment located thereon (in each case, a "Conveyed/Expired Premises and Equipment"), Borrower shall be entitled to obtain the release of the Conveyed/Expired Premises and Equipment from the lien of the applicable Mortgage and security interest of the Equipment Security Agreement, UCC-1 Financing Statements and any other Loan Documents encumbering the Conveyed/Expired Premises and Equipment, as applicable, subject to satisfaction of the following conditions: (a) no Event of Default or any event or condition that, with the giving of notice, the passage of time, or both, would constitute an Event of Default has occurred and is continuing at the time of such Premises/Equipment Transfer or Lease Expiration; (b) Borrower shall provide Lender with at least 30 days prior written notice of the Premises/Equipment Transfer or Lease Expiration; (c) if, in the case of a Premises/Equipment Transfer, as of the date of the Premises/Equipment Transfer: (x) the Pre-Unsecured Debt Corporate Fixed Charge Coverage Ratio is less than 1.90:1, and (y) the Post-Unsecured Debt Corporate Fixed Charge Coverage Rate is less than 1.20.1, each determined as of the last day of the fiscal quarter immediately preceding the date of the Premises/Equipment Transfer (the "Minimum Release Ratios"), then Borrower shall prepay the Loan by an amount equal to at least 75% of the Net Sale Proceeds simultaneously with the Premises/Equipment Transfer (each, a "Transfer Release Prepayment") (provided that no Transfer Release Prepayment shall be required if as of the date of the Premises/Equipment Transfer the Minimum Release Ratios are exceeded); (d) if, in the case of a Lease Expiration, as of the date of the Lease Expiration, the Minimum Release Ratios are exceeded; and (e) no more than five Fee Premises and Ground Lease Premises may be subject to Premises/Equipment Transfers and Lease Expiration, in the aggregate (the "Release Cap"). In the event of a Lease Expiration involving a Ground Lease where either of the Minimum Release Ratios are not exceeded and/or the Release Cap has been exceeded, the terms of Section 9.A(7) shall apply. In the case of a Lease Expiration involving a Space Lease where the Minimum Release Ratios are not exceeded, then the terms of Section 9.A(8) shall apply. Upon Borrower's compliance with the terms of this Section 12, Borrower shall be entitled to sell, transfer, convey or otherwise dispose of the Premises that is subject to the release notwithstanding the limitations or restrictions contained in the applicable Mortgage.

13. Miscellaneous Provisions.

A. Notices. All notices, consents, approvals or other instruments required or permitted to be given by either party pursuant to this Agreement or any of the other Loan Documents shall be in writing and given by (i) hand delivery, (ii) facsimile, (iii) express overnight delivery service or (iv) certified or registered mail, return receipt requested, and shall be deemed to have been delivered upon (a) receipt, if hand delivered, (b) transmission, if delivered by facsimile, (c) the next Business Day, if delivered by express overnight delivery service, or (d) the third Business Day following the day of deposit of such notice with the United States Postal Service, if sent by certified or registered mail, return receipt requested. Notices shall be provided to the parties and addresses (or facsimile numbers, as applicable) specified below:

If to Borrower: Romacorp, Inc.

9304 Forest Lane, Suite 200
Dallas, Texas 75243
Attention: Vice President, Legal
Telephone: (214) 343-7800
Telecopy: (214) 343-7725

If to Lender: GE Capital Franchise Finance Corporation

17207 North Perimeter Drive
Scottsdale, AZ 85255
Attention: General Counsel
Telephone: (480) 585-4500
Telecopy: (480) 585-2226

B. Real Estate Commission. Lender and Borrower represent and warrant to each other that they have dealt with no real estate or mortgage broker, agent, finder or other intermediary in connection with the transactions contemplated by this Agreement or the other Loan Documents. Lender and Borrower shall indemnify and hold each other harmless from and against any costs, claims or expenses, including attorneys' fees, arising out of the breach of their respective representations and warranties contained within this Section.

C. Waiver and Amendment; Document Review. (1) No provisions of this Agreement or the other Loan Documents shall be deemed waived or amended except by a written instrument unambiguously setting forth the matter waived or amended and signed by the party against which enforcement of such waiver or amendment is sought. Waiver of any matter shall not be deemed a waiver of the same or any other matter on any future occasion.

(2) In the event Borrower makes any request upon Lender requiring Lender or Lender's attorneys to review and/or prepare (or cause to be reviewed and/or prepared) any documents, plans, specifications or other submissions in connection with or arising out of this Agreement or any of the other Loan Documents, then Borrower shall (x) reimburse Lender promptly upon Lender's demand for all reasonable out-of-pocket costs and expenses incurred by Lender in connection with such review and/or preparation, including, without limitation, reasonable attorneys' fees, and (y) pay Lender a reasonable processing and review fee.

D. Captions. Captions are used throughout this Agreement and the other Loan Documents for convenience of reference only and shall not be considered in any manner in the construction or interpretation hereof.

E. Lender's Liability. Notwithstanding anything to the contrary provided in this Agreement or the other Loan Documents, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Agreement and the other Loan Documents by Lender, that (1) there shall be absolutely no personal liability on the part of any shareholder, director, officer or employee of Lender, with respect to any of the terms, covenants and conditions of this Agreement or the other Loan Documents, (2) Borrower waives all claims, demands and causes of action against Lender's officers, directors, employees and agents in the event of any breach by Lender of any of the terms, covenants and conditions of this Agreement or the other Loan Documents to be performed by Lender and (3) Borrower shall look solely to the assets of Lender for the satisfaction of each and every remedy of Borrower in the event of any breach by Lender of any of the terms, covenants and conditions of this Agreement or the other Loan Documents to be performed by Lender, such exculpation of liability to be absolute and without any exception whatsoever.

F. Severability. The provisions of this Agreement and the other Loan Documents shall be deemed severable. If any part of this Agreement or the other Loan Documents shall be held invalid, illegal or unenforceable, the remainder shall remain in full force and effect, and such invalid, illegal or unenforceable provision shall be reformed by such court so as to give maximum legal effect to the intention of the parties as expressed therein.

G. Construction Generally. This Agreement and the other Loan Documents have been entered into by parties who are experienced in sophisticated and complex matters similar to the transaction contemplated by this Agreement and the other Loan Documents and is entered into by both parties in reliance upon the economic and legal bargains contained therein and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument, the relative bargaining powers of the parties or the domicile of any party. Borrower and Lender were each represented by legal counsel competent in advising them of their obligations and liabilities hereunder.

H. Further Assurances. Borrower will, at its sole cost and expense, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, documents, conveyances, notes, mortgages, deeds of trust, assignments, security agreements, financing statements and assurances as Lender shall from time to time reasonably require or deem advisable to carry into effect the purposes of this Agreement and the other Loan Documents, to perfect any lien or security interest granted in any of the Loan Documents and for the better assuring and confirming of all of Lender's rights, powers and remedies under the Loan Documents.

I. Attorneys' Fees. In the event of any judicial or other adversarial proceeding between the parties concerning this Agreement or the other Loan Documents, the prevailing party shall be entitled to recover its attorneys' fees and other costs in addition to any other relief to which it may be entitled.

J. Entire Agreement. This Agreement and the other Loan Documents, together with any other certificates, instruments or agreements to be delivered in connection therewith, constitute the entire agreement between the parties with respect to the subject matter hereof, and there are no other representations, warranties or agreements, written or oral, between Borrower and Lender with respect to the subject matter of this Agreement and the other Loan Documents. Notwithstanding anything in this Agreement and the other Loan Documents to the contrary, with respect to the Premises, upon the execution and delivery of this Agreement by Borrower and Lender, any bid proposals or loan commitments with respect to the transactions contemplated by this Agreement shall be deemed null and void and of no further force and effect and the terms and conditions of this Agreement shall control notwithstanding that such terms and conditions may be inconsistent with or vary from those set forth in such bid proposals or loan commitments.

K. Forum Selection; Jurisdiction; Venue; Choice of Law. Borrower acknowledges that this Agreement and the other Loan Documents were substantially negotiated in the State of Arizona, this Agreement and the other Loan Documents were executed by Lender in the State of Arizona and executed and delivered by Borrower in the State of Arizona, all payments under the Note will be delivered in the State of Arizona and there are substantial contacts between the parties and the transactions contemplated herein and the State of Arizona. For purposes of any action or proceeding arising out of this Agreement or any of the other Loan Documents, the parties hereto hereby expressly submit to the jurisdiction of all federal and state courts located in the State of Arizona and Borrower consents that it may be served with any process or paper by registered mail or by personal service within or without the State of Arizona in accordance with applicable law. Furthermore, Borrower waives and agrees not to assert in any such action, suit or proceeding that it is not personally subject to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum or that venue of the action, suit or proceeding is improper. It is the intent of the parties hereto that all provisions of this Agreement and the Note shall be governed by and construed under the laws of the State of Arizona, without giving effect to its principles of conflicts of law. To the extent that a court of competent jurisdiction finds Arizona law inapplicable with respect to any provisions of this Agreement or the Note, then, as to those provisions only, the laws of the states where the Premises are located shall be deemed to apply. Nothing in this Section shall limit or restrict the right of Lender to commence any proceeding in the federal or state courts located in the states in which the Premises are located to the extent Lender deems such proceeding necessary or advisable to exercise remedies available under this Agreement or the other Loan Documents.

L. Counterparts. This Agreement and the other Loan Documents may be executed in one or more counterparts, each of which shall be deemed an original.

M. Assignments by Lender; Binding Effect. Lender may assign in whole or in part its rights under this Agreement, including, without limitation, in connection with any Transfer, Participation and/or Securitization. Upon any unconditional assignment of Lender's entire right and interest hereunder, Lender shall automatically be relieved, from and after the date of such assignment, of liability for the performance of any obligation of Lender contained herein. This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and permitted assigns, including, without limitation, any United States trustee, any debtor in possession or any trustee appointed from a private panel.

N. Survival. Except for the conditions of Closing set forth in Section 4, which shall be satisfied or waived as of the Closing Date, all representations, warranties, agreements, obligations and indemnities of Borrower and Lender set forth in this Agreement and the other Loan Documents shall survive the Closing.

O. Waiver of Jury Trial and Punitive, Consequential, Special and Indirect Damages. BORROWER AND LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR ITS SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO. THIS WAIVER BY THE PARTIES HERETO OF ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY HAS BEEN NEGOTIATED AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN. FURTHERMORE, BORROWER AND LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES FROM THE OTHER AND ANY OF THE OTHER'S AFFILIATES, OFFICERS, DIRECTORS OR EMPLOYEES OR ANY OF THEIR SUCCESSORS WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER OR ANY OF THE OTHER'S AFFILIATES, OFFICERS, DIRECTORS OR EMPLOYEES OR ANY OF THEIR SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO. THE WAIVER BY BORROWER AND LENDER OF ANY RIGHT THEY MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES HAS BEEN NEGOTIATED BY THE PARTIES HERETO AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN.

P. Transfers, Participations and Securitizations. (1) A material inducement to Lender's willingness to complete the transactions contemplated by the Loan Documents is Borrower's agreement that Lender may, at any time, complete a Transfer, Participation or Securitization with respect to any Note, Mortgage and/or any of the other Loan Documents or any or all servicing rights with respect thereto.

(2) Borrower agrees to cooperate in good faith with Lender in connection with any such Transfer, Participation and/or Securitization of any Note, Mortgage and/or any of the other Loan Documents, or any or all servicing rights with respect thereto, including, without limitation (i) providing such documents, financial and other data, and other information and materials (the "Disclosures") which would typically be required with respect to the Borrower Parties by a purchaser, transferee, assignee, servicer, participant, investor or rating agency involved with respect to such Transfer, Participation and/or Securitization, as applicable; provided, however, the Borrower Parties shall not be required to make Disclosures of any confidential information or any information which has not previously been made public unless required by applicable federal or state securities laws; and (ii) amending the terms of the transactions evidenced by the Loan Documents to the extent necessary so as to satisfy the requirements of purchasers, transferees, assignees, servicers, participants, investors or selected rating agencies involved in any such Transfer, Participation or Securitization, so long as such amendments would not have a material adverse effect upon the Borrower Parties or the transactions contemplated hereunder. Lender shall be responsible for preparing at its expense any documents evidencing the amendments referred to in the preceding subitem (ii).

(3) Borrower consents to Lender providing the Disclosures, as well as any other information which Lender may now have or hereafter acquire with respect to the Premises or the financial condition of the Borrower Parties to each purchaser, transferee, assignee, servicer, participant, investor or rating agency involved with respect to each Transfer, Participation and/or Securitization, as applicable. Lender and Borrower (and their respective Affiliates) shall each pay their own attorneys fees and other out-of-pocket expenses incurred in connection with the performance of their respective obligations under this Section not to exceed $5,000.00 in the aggregate.

(4) Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents: (a) an Event of Default or a breach or default, after the passage of all applicable notice and cure or grace periods, under any Loan Document or Other Agreement which relates to a loan or sale/leaseback transaction which has not been the subject of a Securitization, Participation or Transfer shall not constitute an Event of Default or a breach or default, as applicable, under any Loan Document or Other Agreement which relates to a loan which has been the subject of a Securitization, Participation or Transfer; (b) an Event of Default or a breach or default, after the passage of all applicable notice and cure or grace periods, under any Loan Document or Other Agreement which relates to a loan which is included in any Loan Pool shall not constitute an Event of Default or a breach or default, as applicable, under any Loan Document or Other Agreement which relates to a loan which is included in any other Loan Pool; (c) the Loan Documents and Other Agreements corresponding to the loans in any Loan Pool shall not secure the obligations of any of the Borrower Parties contained in any Loan Document or Other Agreement which does not correspond to a loan in such Loan Pool; and (d) the Loan Documents and Other Agreements which do not correspond to a loan in any Loan Pool shall not secure the obligations of any of the Borrower Parties contained in any Loan Document or Other Agreement which does correspond to a loan in such Loan Pool.

Q. Estoppel Certificate. At any time, and from time to time, each party agrees, promptly and in no event later than fifteen (15) days after a request from the other party, to execute, acknowledge and deliver to the other party a certificate in the form supplied by the other party, certifying: (a) to its knowledge, whether there are then any existing defaults by it or the other party in the performance of their respective obligations under this Agreement or any of the other Loan Documents, and, if there are any such defaults, specifying the nature and extent thereof; (b) that no notice of default has been given or received by it under this Agreement or any of the other Loan Documents which has not been cured, except as to defaults specified in the certificate; (c) the capacity of the person executing such certificate, and that such person is duly authorized to execute the same on behalf of it; and (d) any other information reasonably requested by the other party in connection with this Agreement and the other Loan Documents.

IN WITNESS WHEREOF, Borrower and Lender have entered into this Agreement as of the date first above written.

LENDER:

GE CAPITAL FRANCHISE FINANCE
CORPORATION, a Delaware corporation

By: s/s Stephen Y. Schwanz
Printed Name: Stephen Y. Schwanz
Its: Senior Vice President

BORROWER:

ROMACORP, INC., a Delaware corporation

By: s/s Richard A. Peabody
Printed Name: Richard A. Peabody
Its: Vice President, Finance and CFO

STATE OF ARIZONA                                                                  )
                                                                                                          ) SS.
COUNTY OF MARICOPA                                                           )

The foregoing instrument was acknowledged before me on December 30, 2002 by Stephen Y. Schwanz, Senior Vice President of GE Capital Franchise Finance Corporation, a Delaware corporation, on behalf of the corporation.

Notary Public

My Commission Expires:

STATE OF ARIZONA                                              )
                                                                                      ) SS.
COUNTY OF MARICOPA                                       )

The foregoing instrument was acknowledged before me on December 30, 2002 by Richard A. Peabody, Vice President, Finance and CFO of  Romacorp, Inc., a Delaware corporation, on behalf of the corporation.

Notary Public

My Commission Expires:

SCHEDULE I

FEE PREMISES

GECFF FILE #	UNIT #	CITY	STATE
8001-4907	3039	Hoover	AL
8001-4909	3067	Little Rock	AR
8001-4914	3045	Alamonte Springs	FL
8001-4923	3058	Miami	FL
8001-4925	3061	Orange Park	FL
8001-4926	3037	Orlando	FL
8001-4937	3041	Springfield	MO
8001-4949	3046	Corpus Christi	TX
8001-4945	3042	Tulsa	OK
8001-4958	3071	Waco	TX
8001-4952	3036	Grapevine	TX
8001-4930	3075	Panama City Beach	FL
8001-4935	3078	Bowie	MD
8001-4944	3073	Oklahoma City	OK
8001-4947	3079	Johnson City	TN

SCHEDULE II

GROUND LEASED PREMISES

GECFF FILE #	UNIT #	CITY	STATE
8001-4939	3065	Pineville	NC
8001-4940	3059	Henderson	NV
8001-4942	3060	Las Vegas	NV
8001-4946	3064	Greenville	SC
8001-4915	3069	Boynton Beach	FL
8001-4929	3083	Orlando	FL
8001-4933	3077	Augusta	GA
8001-4936	3082	Owings Mills	MD
8001-4938	3080	Fayetteville	NC
8001-4951	3049	Dallas	TX

SCHEDULE III

SPACE LEASED PREMISES

GECFF FILE #	STORE #
8001-4906	3051
8001-4908	3076
8001-4910	3048
8001-4911	3006
8001-4912	3020
8001-4913	3009
8001-4916	3044
8001-4917	3015
8001-4918	3062
8001-4919	3063
8001-4920	3033
8001-4921	3070
8001-4922	3034
8001-4924	3031
8001-4927	3038
8001-4928	3047
8001-4931	3003
8001-4932	3010
8001-4934	3068
8001-4941	3018
8001-4943	3087
8001-4950	3024
8001-4953	3074
8001-4954	3026
8001-4955	3030
8001-4956	3052
8001-4957	3053

SCHEDULE IV

RELEASE PREPAYMENTS

Ground Leased Premises

GECFF FILE #	UNIT #	CITY	STATE	PREPAYMENT AMOUNT
8001-4939	3065	Pineville	NC	$ 370,000
8001-4940	3059	Henderson	NV	370,000
8001-4942	3060	Las Vegas	NV	770,000
8001-4946	3064	Greenville	SC	370,000
8001-4915	3069	Boynton Beach	FL	200,000
8001-4929	3083	Orlando	FL	250,000
8001-4933	3077	Augusta	GA	370,000
8001-4936	3082	Owings Mills	MD	360,000
8001-4938	3080	Fayetteville	NC	360,000
8001-4951	3049	Dallas	TX	50,000

Space Lease Premises

GECFF FILE #	STORE #	PREPAYMENT AMOUNT
8001-4906	3051	$ 50,000
8001-4908	3076	50,000
8001-4910	3048	200,000
8001-4911	3006	50,000
8001-4912	3020	100,000
8001-4913	3009	50,000
8001-4916	3044	100,000
8001-4917	3015	150,000
8001-4918	3062	50,000
8001-4919	3063	100,000
8001-4920	3033	50,000
8001-4921	3070	50,000
8001-4922	3034	100,000
8001-4924	3031	200,000
8001-4927	3038	200,000
8001-4928	3047	200,000
8001-4931	3003	150,000
8001-4932	3010	200,000
8001-4934	3068	50,000
8001-4941	3018	100,000
8001-4943	3087	50,000
8001-4950	3024	100,000
8001-4953	3074	50,000
8001-4954	3026	100,000
8001-4955	3030	50,000
8001-4956	3052	100,000
8001-4957	3053	50,000